SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
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Hecla Mining Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 3, 2013

Dear Fellow Shareholders:

On behalf of your Board of Directors and management, it is our pleasure to invite you to attend the Annual Meeting of Shareholders of Hecla Mining Company to be held on Wednesday, May 15, 2013, at 2:00 p.m., Pacific Daylight Time, at the Rosewood Hotel Georgia, located at 801 West Georgia Street, Vancouver, British Columbia. Driving directions to the Rosewood Hotel Georgia can be found on the inside of the back cover of this document.

This year’s Proxy Statement demonstrates our commitment to simplify and more effectively explain the matters to be addressed at our Annual Meeting of Shareholders. You will see several enhancements in how we present the information to you. Our Board of Directors feel that it is important to provide you the information you are looking for about the Company in a way that is easy to understand.

At the meeting, we will be electing three members to our Board of Directors. We will also be considering ratification of the selection of BDO USA, LLP, as our independent registered public accountants, and an advisory vote to approve executive compensation. In addition, we will discuss Hecla’s 2012 performance and the outlook for 2013, and answer your questions.

Your vote is very important to us and to our business. Whether or not you plan to attend our Annual Meeting of Shareholders, we urge you to vote your shares as soon as possible. Since a majority of the outstanding shares of our common stock must be represented either in person or by proxy to constitute a quorum for the conduct of business, please promptly vote your shares by completing, signing, dating and returning your proxy card in the envelope provided, or by Internet or telephone voting as described in the Proxy Statement, the proxy card, or the Notice of Internet Availability of Proxy Materials.

We sincerely hope you will be able to attend and participate in our Annual Meeting of Shareholders. We welcome the opportunity to meet with many of you and give you a firsthand report on our progress, as well as express our appreciation for your confidence and support. Your Board of Directors and management are committed to the continued success of Hecla Mining Company, and the enhancement of your investment.

Ted Crumley	Phillips S. Baker, Jr.
Chairman of the Board	President and Chief Executive Officer

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
May 15, 2013
Table of Contents

Hecla Mining Company Notice of 2013 Annual Meeting of Shareholders

6500 N. Mineral Drive, Suite 200
Coeur d’Alene, Idaho 83815-9408
208-769-4100

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Shareholders of Hecla Mining Company will be held at the Rosewood Hotel Georgia, located at 801 West Georgia Street, Vancouver, British Columbia, on Wednesday, May 15, 2013, at 2:00 p.m., Pacific Daylight Time, for the following purposes:

1.	Elect three nominees to the Board of Directors, to serve for a three-year term or until their respective successors are elected;
2.	Approve, on an advisory basis, the compensation of our named executive officers;
3.	To ratify the Audit Committee’s appointment of BDO USA, LLP, as our independent registered public accounting firm for 2013; and
4.	To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 18, 2013, as the record date for the determination of shareholders entitled to notice of and to vote at the 2013 Annual Meeting of Shareholders and at any adjournment or postponement thereof. We are not currently aware of any other business to be brought before the 2013 Annual Meeting of Shareholders. A list of shareholders eligible to vote at the meeting will be available for examination by any shareholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to May 15, 2013, at Hecla’s Vancouver offices, located at 800 W. Pender Street, Suite 970, Vancouver, British Columbia, Canada.

We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to shareholders over the Internet. We believe that this e-proxy process lowers our costs and reduces the environmental impact related to the mailing of materials associated with our 2013 Annual Meeting of Shareholders. On or about April 3, 2013, we began mailing to certain shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and how to vote online. All other shareholders will receive the proxy materials by mail.

By Order of the Board of Directors

Michael B. White
Corporate Secretary
April 3, 2013

Hecla Mining Company Notice of 2013 Annual Meeting and Proxy Statement

Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement before voting. For more complete information regarding the Company’s 2012 performance, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

2013 Annual Meeting of Shareholders

Date and Time: May 15, 2013, 2:00 p.m., Pacific Daylight Time

Place:	Rosewood Hotel Georgia
801 West Georgia Street
Vancouver, British Columbia

Record Date:	March 18, 2013

Proposals to be Voted On

The following proposals will be voted on at the Annual Meeting of Shareholders.

Proposal	For More Information	Board Recommendation
Proposal 1: Election of three directors	Page 16	FOR each nominee
Proposal 2: Advisory vote on executive compensation	Page 21	FOR
Proposal 3: Ratification of appointment of independent registered public accountants	Page 22	FOR

Director Nominees (page 17)

		Director		Committee
Name	Age	Since	Primary Occupation	Memberships
Ted Crumley* Chairman	68	1995	Former Executive Vice President and Chief Financial Officer of OfficeMax Incorporated	C, E
Charles B. Stanley*	54	2007	Chief Executive Officer, President and Director of QEP Resources, Inc.	A, CG, H
Terry V. Rogers*	66	2007	Former Senior Vice President and Chief Operating Officer of Cameco Corporation	A, C, H

*	Independent Director
A	Audit Committee
C	Compensation Committee
E	Executive Committee
H	Health, Safety, Environmental & Technical Committee
CG	Corporate Governance and Directors’ Nominating Committee

Independent Registered Public Accountant (page 22)

We are asking shareholders to ratify the selection of BDO USA, LLP, as our independent registered public accountant for 2013. The table contains summary information with respect to BDO USA, LLP’s fees for services provided in 2012 and 2011.

	2012	2011
Audit Fees	$449,500	$454,500
Audit Related Fees	85,000	85,000
Tax Fees	12,495	3,150
All Other Fees	—	—
Total	$546,995	$542,650

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Hecla Mining Company Notice of 2013 Annual Meeting and Proxy Statement	1

2012 Business Highlights

We achieved the following business and financial results for 2012:

  Produced 6.4 million ounces of silver;
  Operating cash flow of $69 million;
  Cash and cash equivalents of $191 million at December 31, 2012;
  Year-end silver reserve levels increased for the seventh consecutive year to the highest in Company history, with silver reserves up 2% to 150 million ounces;
  Mineralized material increased by 7% to 22.4 million tons averaging 5.7 ounces of silver per ton, and other resources increased 37% to 23.4 million tons averaging 7.4 ounces of silver per ton;
  Gold mineralized material increased fourfold to 1.7 million tons averaging 0.07 ounces of gold per ton, and other resources increased 75% to 13.5 million tons averaging 0.05 ounces of gold per ton;
  Exploration programs in 2012 identified new highly prospective targets in addition to increasing resources at each of the Company’s pre-development and exploration projects;
  Completed cleaning and enhancing the Lucky Friday Silver Shaft; and
  Paid common stock dividends totaling $17.1 million, or $0.06 per share.

Our production and cash flow in 2012 came exclusively from our Greens Creek mine. This was the result of the halt in production at our Lucky Friday mine through 2012. As a result of the halt in production, most of 2012 was spent rehabilitating and enhancing the Silver Shaft and ramps and drifts throughout the mine. In addition, several other capital projects and training initiatives were undertaken at the mine in an effort to use the time during which production was halted to enhance and improve the overall mine. Production at the mine resumed in February 2013, and all mine employees have now been recalled to work and have received extensive safety training.

Executive Compensation Highlights (page 38)

The following is a summary of changes in compensation and performance results and corresponding compensation plan payments for 2012, as approved by the Compensation Committee. Further details are provided in the “2012 Compensation” section of the Compensation Discussion and Analysis beginning on page 48.

  Base Salary. We adjusted base salaries following a comprehensive review by Mercer (US) Inc., our independent compensation consultant, of base salaries in our comparator group. The base salaries of the named executive officers were generally below the 25th percentile of the peers and between the 25th percentile and median of the survey data.
  Based on the review, the Compensation Committee recommended, and the Board of Directors approved, salary increases, placing the named executive officers at approximately the 25th percentile.

  Annual Incentive Plan. Aggregate Company performance for 2012 was judged by the Compensation Committee to be 110% of target based on the measures stated on page 49.

  2010-2012 Long-term Incentive Plan. Only two of the four key performance elements (e.g., resource growth, cash contribution, production growth and #4 Shaft completion) were met in 2012. The aggregate three-year performance for resource growth was 780% of target, and the three-year performance for cash contribution was 116% of target. Due to the Lucky Friday mine being shut down in 2012, work on the #4 Shaft was suspended and therefore did not result in any payout under the matrix. The Company was unable to achieve the production growth as well because of the Lucky Friday mine shutdown, and therefore did not result in any payout under the matrix. Since only two elements were met (resource growth and cash contribution), each named executive officer was awarded $100 per unit. See “2010-2012 Performance Unit Valuation” tables on page 52.

  Restricted Stock Units. Awarded to our named executive officers in three equal amounts with vesting periods of one, two and three years, respectively.

  Performance-based Shares. Awarded performance-based shares to the Chief Executive Officer, which are based on a three-year Total Shareholder Return. See “Performance-based Shares” on page 53 for further discussion of the three-year Total Shareholder Return.

2       Proxy Summary

Proxy Summary

We believe that the portion of at-risk, performance-based compensation should comprise a significant portion of executive pay. Characteristics of our executive compensation program that support this philosophy include:

  At-risk Pay. Short- and long-term incentives made up 81% of 2012 total target compensation for our Chief Executive Officer, and 71% for the other named executive officers (as noted in the charts below) with long-term and equity compensation representing a significant portion of total pay.
  Long-term Compensation. Overall, approximately 57% of targeted compensation for our named executive officers is based on the long-term financial and other key performance metrics, as well as our stock price performance.

  Base Salary. Our named executive officers base salary is targeted for the 25th percentile of our peers, or below average, and the only way our named executive officers can receive average (50th percentile) or above average (75th percentile) total compensation is through our at-risk and performance-based compensation programs (short- and long-term incentive plans, as well as equity awards).

Key Compensation Committee Actions Following Say-on-Pay Vote

Last year, we received an 87% vote in favor of our named executive officer compensation. This result indicates support for our executive compensation program. Nevertheless, the Compensation Committee continues to review our executive compensation structure to increase its effectiveness and further align with shareholder interests. For example, over the past year, the Compensation Committee made the following changes to our executive compensation program:

  Implemented share ownership guidelines for executive officers, including the named executive officers and directors;
  Adopted a compensation recoupment “clawback” policy;
  Revised the Company’s comparator group to improve industry representation and include companies more relevant in size;
  Reviewed the Long-term Incentive Plan structure and measures for potential adjustments in 2013. Based on the review, the Compensation Committee changed the “resource” growth performance metric to a “reserve” growth performance metric for the 2013–2015 Long-term Incentive Plan;

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Hecla Mining Company Notice of 2013 Annual Meeting and Proxy Statement	3

  Awarded restricted stock units in 2012 with a three- year vesting period, in place of a shorter vesting period or awarding stock options; and
  Added a three-year Total Shareholder Return performance-based award for the Chief Executive Officer.

2012 Summary Compensation and Realized Compensation

Set forth below is the 2012 compensation for each named executive officer as determined under Securities and Exchange Commission (“SEC”) rules. Total compensation, as reported in the Summary Compensation Table and calculated under SEC rules, includes several items that are driven by accounting and actuarial assumptions. Accordingly, it is not necessarily reflective of the compensation our named executive officers actually realized in 2012. To supplement that disclosure we have added the “W-2 Realized Comp.” column to the right of the table below to compare our named executive officers 2012 compensation as determined under SEC rules with W-2 income for 2012, which is the compensation our named executive officers actually received in 2012. For more information on total compensation as calculated under SEC rules, see the narrative and footnotes accompanying the Summary Compensation Table for 2012 on page 58.

2012 Summary Compensation and Realized Compensation

				Change in
				Pension Value
				and Non-			SEC Total
				Qualified			Without
			Non-Equity	Deferred			Change in	W-2
		Stock	Incentive Plan	Compensation	All Other	SEC	Pension	Realized
	Salary	Awards	Compensation	Earnings	Compensation	Total	Value	Comp.
Name and Principal Position	($)	($)	($)	($)	($)	($)	($)	($)
Phillips S. Baker, Jr. President and Chief Executive Officer	522,917	979,305	1,355,000	1,059,514	15,000	3,931,736	2,872,222	2,243,016
James A. Sabala Senior Vice President and CFO	313,750	327,000	552,050	254,701	15,000	1,462,501	1,207,800	1,039,001
Dr. Dean W. A. McDonald Vice President - Exploration	242,444	294,000	337,840	200,307	15,000	1,089,591	889,284	800,479
Don Poirier Vice President – Corporate Development	210,411	193,000	292,000	149,824	15,000	860,235	710,411	670,422
Lawrence P. Radford Vice President – Operations	313,750	222,000	360,980	38,823	15,000	950,553	911,730	528,068

4       Proxy Summary

Proxy Statement

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2013

This Proxy Statement and the accompanying Annual Report are available at: http://www.hecla-mining.com

This Proxy Statement is being furnished by the Board of Directors (“Board”) of Hecla Mining Company, a Delaware corporation (“we,” “our,” “us,” “Hecla,” or the “Company”), to holders of shares of Hecla’s common stock, par value $0.25 per share, in connection with the soliciting of proxies to be voted at our Annual Meeting of Shareholders to be held on Wednesday, May 15, 2013, at 2:00 p.m., Pacific Daylight Time, and any adjournment or postponement thereof (“Annual Meeting”), for the purposes set forth in the accompanying Notice of 2013 Annual Meeting of Shareholders. The Annual Meeting will be held at the Rosewood Hotel Georgia, located at 801 West Georgia Street, Vancouver, British Columbia.

If you held shares of our common stock on March 18, 2013 (the “Record Date”), you are invited to attend the Annual Meeting and vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may complete, sign, date, and return the enclosed proxy card. You may also vote over the Internet or by telephone.

On or about April 3, 2013, we mailed to our shareholders of record as of the close of business on the Record Date, either a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this Proxy Statement and our 2012 Annual Report (“Proxy Materials”) online, or a printed copy of these Proxy Materials.

Notice of Electronic Availability of Proxy Materials

As permitted by SEC rules, we are making these Proxy Materials available to certain shareholders electronically via the Internet. The Notice contains instructions on how to access these Proxy Materials and vote online. If you received a Notice by mail, you will not receive a printed copy of the Proxy Materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Materials. The Notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you received a Notice by mail and would like to receive a printed copy of our Proxy Materials, you should follow the instructions for requesting such materials contained in the Notice.

Record Date, Shares Outstanding and Quorum

If you were a holder of Hecla common stock either as a “shareholder of record” or as the “beneficial owner” of shares held in street name as of the Record Date, you may vote your shares at the Annual Meeting. As of the Record Date, 285,163,224 shares of common stock were outstanding and entitled to vote at the Annual Meeting. Shares of our common stock that are held by us in our treasury are not counted as shares outstanding and will not be voted. Each shareholder has one vote for each share of common stock held as of the Record Date.

A quorum must be present in order for business to be conducted at the Annual Meeting. A quorum consists of the presence at the Annual Meeting, in person or represented by proxy, of a majority of the outstanding shares of our common stock as of the Record Date. Shares represented by proxies marked “Abstain” and “broker non-votes” are counted in determining whether a quorum is present for the transaction of business at the Annual Meeting. A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

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Hecla Mining Company Notice of 2013 Annual Meeting and Proxy Statement	5

Voting Matters and Vote Recommendation

Our Board recommends that you vote your shares as follows:

Proposal		Board Vote	Page Reference
No.	Matter	Recommendation	(for more detail)
		FOR EACH
1	Election of three directors	NOMINEE	16
2	Approval of named executive officer compensation	FOR	21
3	Ratification of appointment of BDO USA, LLP as auditors for 2013	FOR	22

“Shareholder of Record” versus “Beneficial Owner”

If, on the Record Date, your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the “shareholder of record.” As a shareholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card, or vote by telephone or Internet, to ensure your vote is counted.

If, on the Record Date, your shares were held in an account at a broker, bank, or other financial institution or other nominee (we will refer to those organizations collectively as “broker”), then you are the beneficial owner of shares held in “street name” and these Proxy Materials are being forwarded to you by that broker. The broker holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker on how to vote the shares in your account. As a beneficial owner, you are invited to attend the Annual Meeting. However, since you are not a shareholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker giving you the legal right to vote the shares at the Annual Meeting.

Special Note to Beneficial Holders of Shares of Common Stock

THE INFORMATION SET FORTH IN THIS SECTION IS OF SIGNIFICANT IMPORTANCE TO MANY SHAREHOLDERS OF THE COMPANY, SINCE MANY SHAREHOLDERS HOLD SHARES THROUGH THEIR BROKER OR OTHER NOMINEE AND DO NOT HOLD SHARES IN THEIR OWN NAME.

Shareholders who do not hold their shares in their own name (referred to in this Proxy Statement as “beneficial shareholders” or “beneficial owner”) should note that only proxies submitted by shareholders whose names appear on the Company records as the registered holders of shares of common stock can be recognized and acted upon at our Annual Meeting. If shares of common stock are listed in an account statement provided to a shareholder by a broker, then in almost all cases those shares of common stock will not be registered in the shareholder’s name on the Company records and are most likely registered under the names of the shareholders’ broker or an agent of that broker. In the United States, the vast majority of such shares are registered under the name of Cede & Co. as nominee for The Depository Trust Company (which acts as depository for many U.S. brokerage firms and custodian banks), and in Canada, under the name of CDS & Co. (the registration name for The Canadian Depository for Securities Limited, which acts as nominee and custodian for many Canadian brokerage firms).

Applicable regulatory policy requires brokers to seek voting instructions from beneficial shareholders in advance of shareholders’ meetings, unless a beneficial shareholder has waived the right to receive meeting materials. Every broker has its own mailing procedures and provides its own return instructions to clients, which should be carefully followed by beneficial shareholders in order to ensure that their shares of common stock are voted at our Annual Meeting. The form of proxy supplied to a beneficial shareholder by its broker (or the agent of the broker) is similar to the form of proxy provided to registered shareholders by us. However, its purpose is limited to instructing the registered shareholder (the broker or agent of the broker) how to vote on behalf of the beneficial shareholder. The majority of brokers now delegate responsibility for obtaining instructions

6       Proxy Statement

Proxy Statement

from clients to Broadridge Financial Solutions, Inc. (“Broadridge”) in the United States and Canada. Broadridge typically applies a special sticker to proxy forms, mails those forms to the beneficial shareholders, and the beneficial shareholders return the proxy forms to Broadridge. Broadridge then tabulates the results of all instructions received and provides appropriate instructions on the voting of shares to be represented at our Annual Meeting. A beneficial shareholder receiving a Broadridge proxy cannot use that proxy to vote shares of our common stock directly at our Annual Meeting – the proxy must be returned to Broadridge well in advance of our Annual Meeting, in order to have the shares of common stock voted.

Alternatively, a beneficial shareholder may request in writing that his or her broker send to the beneficial shareholder a legal proxy which would enable the beneficial shareholder to attend our Annual Meeting and vote his or her shares of common stock.

Information about Voting

The Notice containing instructions on how to access these Proxy Materials electronically cannot be used to vote your shares. The Notice does, however provide instructions on how to vote by using the Internet, telephone, or by requesting and returning a paper proxy card or voting instruction card.

If your shares are held in your name, you have the right to vote in person at the Annual Meeting. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Whether you hold shares directly as a shareholder of record or beneficially in street name, you may vote without attending the Annual Meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker or nominee. In most cases, you will be able to do this by using the Internet, by telephone, or by mail if you received a printed set of the Proxy Materials.

To vote by mail:

  Mark, sign and date your proxy card; and
  Return your proxy card in the enclosed postage- paid envelope.

To vote over the Internet:

  Have your proxy card or Notice available;
  Log on to the Internet and visit the website noted on your proxy card or Notice (www.proxyvote.com);
  Follow the instructions provided; and
  Do not mail your proxy card.

To vote by telephone:

  Have your proxy card available;
  Call the toll-free number listed on your proxy card (1-800-690-6903);
  Follow the recorded instructions; and
  Do not mail your proxy card.

To vote in person if you are a registered shareholder of record:

  Attend our Annual Meeting;
  Bring a valid photo identification; and
  Deliver your completed proxy card or ballot in person.

To vote in person if you hold your shares in “street name” (through a broker, financial institution or other nominee):

  Attend our Annual Meeting;
  Bring a valid photo identification; and
  Obtain from your broker, a document that allows you to vote the shares held for your benefit, attach that document to your completed proxy card or ballot and deliver it in person.

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Hecla Mining Company Notice of 2013 Annual Meeting and Proxy Statement	7

To vote your 401(k) Plan shares:

If you participate in the Hecla Mining Company Capital Accumulation Plan and hold shares of our common stock in your plan account as of the Record Date, you will receive a request for voting instructions from the plan trustee (“Vanguard”) with respect to your plan shares.

You are entitled to direct Vanguard how to vote your plan shares. If you do not provide voting instructions to Vanguard by 11:59 p.m., Eastern Daylight Time, on May 14, 2013, the Hecla shares in your plan account will be voted by Vanguard in the same proportion as the shares held by Vanguard for which voting instructions have been received from other participants in the plan.

Inspectors of Election

Representatives of Broadridge will receive and tabulate proxies, act as independent Inspectors of Election, supervise the voting, decide the validity of proxies, and certify their count of all votes and ballots. Broadridge has been instructed that the vote of each shareholder must be kept confidential and may not be disclosed (except in the event of legal proceedings or, in the event of a contested proxy solicitation, to permit the solicitation of the votes of undecided shareholders).

Votes Required for the Proposals

Under New York Stock Exchange (“NYSE”) rules, if your shares are held in “street name” and you do not indicate how you wish to vote, your broker is only permitted to exercise its discretion to vote your shares on certain “routine” matters. Proposal 1 (Election of Directors) and Proposal 2 (Approval of Executive Compensation), are not “routine” matters, whereas Proposal 3 (Ratification of Appointment of BDO USA, LLP) is a “routine” matter. Accordingly, if you do not direct your broker how to vote for a director in Proposal 1 or how to vote for Proposal 2, your broker is not permitted to exercise discretion and is not permitted to vote your shares on such matters. This is called a “broker non-vote.”

Proposal 1 - Election of Directors. For more information on director elections, see “Proposal 1 - Election of Directors” beginning on page 16. Each director will be elected by a majority of votes cast at the Annual Meeting, whether in person or by proxy. A properly executed proxy card marked “WITHHOLD” with respect to the election of directors will not be voted and will not count “FOR” the nominee or nominees for which the vote was withheld. Any shares not voted (whether by abstentions, broker non-votes or otherwise) have the same impact as a vote to withhold authority in the election of directors, and does not affect the election of directors.

You may vote “FOR” the nominees for election as directors, or you may “WITHHOLD” authority to vote for one or more of the nominees.

Proposal 2 – Approval of Named Executive Officer Compensation. For more information on approval of our executive compensation see “Proposal 2 - “Approval of Named Executive Officer Compensation” beginning on page 21. The advisory vote on executive compensation will require the affirmative vote of a majority of votes cast at the Annual Meeting, whether in person or by proxy. Abstentions or shares that are not voted are not counted as cast for this purpose. Even though your vote is advisory and therefore will not be binding on the Company, the Board’s Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to approve the compensation of our named executive officers.

Proposal 3 - Ratification of Appointment of BDO USA, LLP. Under the Sarbanes-Oxley Act of 2002, the Audit Committee has the sole authority to appoint the independent registered public accounting firm for the Company. However, the Board feels that it is important for

8       Proxy Statement

Proxy Statement

the shareholders to approve the selection of BDO USA, LLP. This proposal requires the affirmative vote of a majority of votes cast at the Annual Meeting, whether in person or by proxy. Abstentions or shares that are not voted are not counted as cast for this purpose. The appointment of our independent registered public accounting firm for calendar year 2013 is considered a “routine” matter and brokers that are not directed how to vote are permitted to vote shares held in street name for their customers on this item.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal to ratify the appointment of BDO USA, LLP, as our independent registered public accounting firm for 2013.

Discretionary voting by proxies on other matters. Aside from the election of three directors, the approval of executive compensation, and the ratification of the appointment of BDO USA, LLP, we do not know of any other proposal that may be presented at the Annual Meeting. However, if any other business is properly presented at the Annual Meeting, your proxy gives authority to Phillips S. Baker, Jr. and Michael B. White to vote on such matters at their discretion. No other proposals have been timely submitted in accordance with our Bylaws, and we are not aware of any matters other than those described in this Proxy Statement that will be acted upon at the Annual Meeting.

Proxies

A “proxy” is your legal appointment of another person to vote the shares that you own in accordance with your instructions. The person you appoint to vote your shares is also called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated Phillips S. Baker, Jr., our President and Chief Executive Officer, and Michael B. White, our Corporate Secretary, as proxies for the Annual Meeting.

When you sign the proxy card, you appoint Phillips S. Baker, Jr. and Michael B. White as your representatives at the Annual Meeting. As your representatives, they will vote your shares at the Annual Meeting (including any adjournment or postponement) as you have instructed them on your proxy card or, if no instruction is given, as set forth in the following paragraph. With proxy voting, your shares will be voted whether or not you attend the Annual Meeting in person. Even if you plan to attend the Annual Meeting, it is a good idea to complete, sign and return your proxy card in advance of the Annual Meeting in case your plans change.

Properly signed and dated proxies received by us prior to or at the Annual Meeting will be voted as instructed on the proxies or, in the absence of such instruction:

(i)	FOR the election to the Board of Ted Crumley, Charles B. Stanley and Terry V. Rogers;
(ii)	FOR approval of our named executive officer’s compensation; and
(iii)	FOR the ratification of the appointment of BDO USA, LLP, as our independent registered public accounting firm for 2013.

Revoking a Proxy

If you are a shareholder of record, you may revoke your proxy and change your vote at any time before your proxy is voted at the Annual Meeting, in any of the following ways:

  By sending a written notice of revocation to our Corporate Secretary, if such notice is received prior to the vote at the Annual Meeting, at our principal executive offices:

Hecla Mining Company
Attn: Corporate Secretary
6500 N. Mineral Drive, Suite 200
Coeur d’Alene, ID 83815-9408

  By submitting a later-dated proxy to our Corporate Secretary prior to the vote at the Annual Meeting; or
  By voting in person at the Annual Meeting.

If you hold your shares in street name, you should contact your broker for information on how to revoke your voting instructions and provide new voting instructions.

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Hecla Mining Company Notice of 2013 Annual Meeting and Proxy Statement	9

If you hold your shares in the Hecla Mining Company Capital Accumulation Plan, you may revoke your previously provided voting instructions by filing with Vanguard either a written notice of revocation or a properly executed proxy bearing a later date prior to the deadline for voting plan shares. If you hold your Hecla shares outside of the plan, you may vote those shares separately.

Costs of Solicitation

We will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, assembling, printing, mailing and distributing these Proxy Materials. We have hired Broadridge to assist us in mailing these Proxy Materials. Additionally, we have retained Morrow & Co. to assist in the solicitation of votes for an estimated fee of $8,000, plus reimbursement of certain out-of-pocket expenses. Solicitations may be made personally or by mail, facsimile, telephone, or via the Internet. However, if you choose to access the Proxy

Materials over the Internet, you are responsible for any Internet access charges you may incur. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of the shares of common stock held by such persons, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with such activities.

Results of the Annual Meeting

Preliminary voting results will be announced at the Annual Meeting. We will publish final results in a Current Report on Form 8-K that we expect to file with the SEC within four business days of the Annual Meeting. After the Form 8-K is filed, you may obtain a copy by visiting the SEC’s website at www.sec.gov, visiting our website at www.hecla-mining.com or contacting our Investor Relations Department by writing to Investor Relations Department, Hecla Mining Company, 6500 N. Mineral Dr., Suite 200, Coeur d’Alene, ID 83815 or by sending an email to hmc-info@hecla-mining.com.

Annual Report

Our Annual Report to Shareholders, consisting of our Form 10-K for the year ended December 31, 2012, and other information, is being made available to shareholders with this Proxy Statement. Shareholders may obtain a copy of our Annual Report for the calendar year ended December 31, 2012, without cost, by written or oral request to:

Hecla Mining Company
Attention: Jeanne DuPont
6500 N. Mineral Drive, Suite 200
Coeur d’Alene, Idaho 83815-9408
Telephone: 208-769-4100

You can also access our SEC filings, including our Annual Reports on Form 10-K, and all amendments thereto, on the SEC website at http://www.sec.gov/edgar.shtml or on our website at http://www.hecla-mining.com.

10       Proxy Statement

Proxy Statement

Hecla’s Transfer Agent

Please contact our transfer agent, at the phone number or address listed, with questions concerning stock certificates, dividend checks, transfer of ownership or other matters pertaining to your stock account.

American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10038
800-937-5449 or 718-921-8275

Householding of Proxy Materials

Many brokerage firms, financial institutions and transfer agents have instituted “householding” procedures for beneficial owners and shareholders of record. Householding is when a single copy of our Proxy Materials is sent to a household in which two or more shareholders reside if they appear to be members of the same family. This practice is designed to reduce duplicate mailings and save significant printing and postage costs, as well as natural resources.

If you are a beneficial owner, you may have received householding information from your broker, financial institution or other nominee shareholder in the past. Please contact the shareholder of record directly if you have questions, require additional copies of our Proxy Materials, or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the shareholder of record if you wish to institute householding. These options are available to you at any time.

Shareholders of record who share an address and would like to receive a separate copy of our Proxy Materials for future annual meetings, or have questions regarding the householding process, may contact our transfer agent, American Stock Transfer & Trust Company, either by written request or by telephone at the address and telephone number listed above. By contacting American Stock Transfer & Trust Company, shareholders of record sharing an address can also request delivery of multiple copies of our Proxy Materials in the future.

Electronic Delivery of Proxy Materials, Annual Reports, News Releases and Documents Filed with the Securities and Exchange Commission

If you are a shareholder of record, you may request and consent to electronic delivery of future Proxy Materials by following the instructions on your proxy card or by visiting our website at http://www.hecla-mining.com under “Investors” and selecting the “Annual Report and Proxy Material” icon and following the instructions. If your shares are held in street name, please contact your broker and ask about the availability of electronic delivery. If you select electronic delivery, we will discontinue mailing the Proxy Materials to you beginning next year and you will be sent an email message notifying you of the Internet address or addresses where you may access the Proxy Materials. Your consent to electronic delivery will remain in effect until you revoke it. If you selected electronic delivery last year, we will not mail the Proxy Materials to you this year and you will receive an email message with the Internet address where you may access the Proxy Materials for the current year. This process is designed to expedite shareholders’ receipt of Proxy Materials, lower the cost of the Annual Meeting, and help conserve natural resources.

Shareholders may also elect to receive notice of our filings with the SEC, annual reports and news releases by email. You may sign up for this service by visiting our website at http://www.hecla-mining.com and selecting the “Email Updates” icon on our home page.

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Hecla Mining Company Notice of 2013 Annual Meeting and Proxy Statement	11

Direct Registration System and Investor Services

The Direct Registration System (“DRS”) is a system that allows your shares in Hecla to be held in your name in book-entry form, without having a physical certificate issued. You retain full ownership of your shares, and you have the same rights and privileges as holders of shares held in certificate form. You may request a physical certificate at any time, although it is generally easier and more efficient to maintain your shares in non-certificated form. The benefits of DRS are:

  Provides accurate, quick and cost-efficient transfers between our transfer agent and your broker/dealer;
  Ensures secure electronic transfer of your securities;
  Reduces the risk with physical certificates being processed, including turnaround delays, mail losses and risks associated with stolen, forged or counterfeit securities;
  You will receive a periodic annual statement from our transfer agent. Unlike a physical security, if you lose the statement, it is easy to get another one; and
  It is generally safer to own your shares in book-entry form because there are no certificates to be stolen, lost or destroyed. There is also no need to rent a safe-deposit box or other safe place to keep the certificates, and you do not have to send them in the mail or insure them.

You can contact our transfer agent, American Stock Transfer & Trust Company at the address and telephone number listed above for more information on DRS.

Our transfer agent also offers expanded online services through its affiliate, AST Investor Services, an online retail investor portal. It offers shareholders the ability to consolidate positions in a single account, online access to approximately 10,000 equity issuers and comprehensive investment tools. The benefits include:

  Consolidated positions in a single account;
  Buy and sell equities;
  Dividend reinvestments; and
  Provides shareholders with online access and consolidated account management, allowing more options for diversification.

For more information on this service, contact AST Investor Services at 1-888-444-0057, or visit them on the Internet at www.astinvestor.com, or through customer service at Customerservice@astinvestor.com.

12       Proxy Statement

Provisions of Hecla’s Bylaws with Respect to Shareholder Proposals and Nominations for Election as Directors

You may submit proposals for consideration at future annual shareholder meetings, including director nominations, as follows:

Shareholder Proposals at the 2014 Annual Meeting of Shareholders

Our Bylaws establish procedures governing the eligibility of nominees for election to our Board, and the proposal of business to be considered by our shareholders at an Annual Meeting of Shareholders. For nominations or other business to be properly brought before an Annual Meeting of Shareholders by a shareholder, the shareholder must have given timely notice thereof in writing to our Corporate Secretary. To be timely, a shareholder’s notice shall be delivered to our Corporate Secretary at our principal executive offices located at 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting of Shareholders; provided, however, that in the event the date of the Annual Meeting of Shareholders is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be delivered not earlier than the 120th day prior to such Annual Meeting of Shareholders and not later than the close of business on the later of the 90th day prior to such Annual Meeting of Shareholders or the 10th day following the day on which public announcement of the date of such meeting is first made. Adjournment of a meeting shall not commence a new time period for giving shareholder’s notice as described above. Such shareholder’s notice shall set forth:

(a)	As to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities and Exchange Act of 1934 (the “Exchange Act”), as amended, and Rule 14a- 11 thereunder, including such person’s written consent to being named in our Proxy Statement as a nominee and to serve as a director if elected;
(b)	As to any other business that the shareholder proposes to bring before the meeting, who has not otherwise complied with the rules and regulations under the Exchange Act for the inclusion of a shareholder proposal in our Proxy Statement, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and

(c)	As to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

	(i)	the name and address of such shareholder, as they appear on the Company’s books, and of such beneficial owner; and

	(ii)	the class and number of Company shares which are owned beneficially, and of record by such shareholder or beneficial owner.

The applicable time period for timely shareholder submissions pursuant to the above provisions for the 2014 Annual Meeting of Shareholders is January 15, 2014 (the 120th day preceding the anniversary of the 2013 Annual Meeting) to February 14, 2014 (the 90th day preceding such anniversary).

The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in the Bylaws and, if any proposed nomination or business is not in compliance with the Bylaws, to declare that such defective proposal shall be disregarded. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

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Hecla Mining Company Notice of 2013 Annual Meeting and Proxy Statement	13

Shareholder Proposals to be Included in Next Year’s Proxy Statement

In addition to the foregoing section, we will comply with Rule 14a-8 under the Exchange Act with respect to any shareholder proposals that meet that rule’s requirements. We will review shareholder proposals intended to be included in our Proxy Statement for the 2014 Annual Meeting of Shareholders which are received by us at our principal executive offices located at 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408, no

later than December 4, 2013. Such proposals must be submitted in writing and should be sent to the attention of our Corporate Secretary.

You may contact the Corporate Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

Identifying and Evaluating Nominees for Directors

General Principles and Procedures. The Corporate Governance and Directors’ Nominating Committee uses a variety of methods for identifying and evaluating nominees for director. The committee is responsible for ensuring that the composition of the Board accurately reflects the needs of our business. In the event vacancies are anticipated, or arise, the committee considers various potential candidates for director. Candidates may come to the attention of the committee through current Board members, professional search firms, shareholders or other persons. Consideration of new director nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. The committee then determines the best qualified candidates based on the established criteria and recommends those candidates to the Board for election at the next annual meeting of shareholders.

We hold the view that the continuing service of qualified incumbents promotes stability and continuity in the boardroom, contributing to the Board’s ability to work as a collective body, while giving us the benefit of familiarity and insight into our affairs that our directors have accumulated during their tenure. Accordingly, the process for identifying nominees reflects our practice of re-nominating incumbent directors who continue to satisfy the committee’s criteria for membership on the Board, who the committee believes continue to make important contributions to the Board, and who consent to continue their service on the Board.

The committee reviews annually with the Board the composition of the Board as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations. Board members should possess such attributes and experience as are necessary for the Board as a whole to contain a broad range of personal characteristics, including diversity of backgrounds, management skills, mining, accounting, finance and business experience. Directors should be able to commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as be able to participate in other matters necessary to ensure good corporate governance is practiced.

In general, and as more fully outlined in our Bylaws and Corporate Governance Guidelines, in evaluating director candidates for election to our Board, the committee will: (i) consider if the candidate satisfies the minimum qualifications for director candidates as set forth in the Corporate Governance Guidelines; (ii) consider factors that are in the best interests of the Company and its shareholders, including the knowledge, experience, integrity and judgment of each candidate; (iii) consider the contribution of each candidate to the diversity of backgrounds, experience and competencies which the Board desires to have represented, with such diversity being considered among the other desirable attributes of the Board; (iv) assess the performance of an incumbent director during the preceding term; (v) consider each candidate’s ability to devote sufficient time and effort to his or her duties as a director; (vi) consider a candidate’s independence and willingness to consider all strategic proposals; (vii) consider any other criteria established by the Board and any core competencies or technical expertise necessary to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties; and (viii) determine whether there exists any special, countervailing considerations against nomination of the candidate.

Provisions of Hecla’s Bylaws with Respect to Shareholder
Proposals and Nominations for Election as Directors

Shareholder Nominees

The committee will consider persons recommended by shareholders as nominees for election as directors. Our Bylaws provide that any shareholder who is entitled to vote for the election of directors at a meeting called for such purpose may nominate persons for election to the Board by following the procedures set forth on page 13. Shareholders who wish to submit a proposed nominee to the committee should send written notice to the Corporate Governance and Directors’ Nominating Committee Chairman, c/o Corporate Secretary, Hecla Mining Company, 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408, within the time period set forth on page 13. The notification should set forth all information relating to the nominee that is required to be disclosed in solicitations of proxies for elections of directors pursuant to Regulation 14A under the Exchange Act, including the nominee’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected; the name and address of the shareholder or beneficial owner making the nomination or on whose behalf the nomination is being made; and the class and number of shares of the Company owned beneficially and of record by such shareholder or beneficial owner. The committee will consider shareholder nominees on the same terms as nominees selected by the committee.

Regardless of how a candidate is brought to the committee, qualified candidates are subjected to one or more interviews with appropriate members of the Board. Chosen candidates are extended invitations to join the Board. If a candidate accepts, he or she is formally nominated.

Director Qualifications, Evaluation, and Nomination

The committee believes that nominees for election to the Board should also possess certain minimum qualifications and attributes. The nominee must: (i) exhibit strong personal integrity, character and ethics, and a commitment to ethical business and accounting practices; (ii) not be involved in ongoing litigation with the Company or be employed by an entity that is engaged in such litigation; and (iii) not be the subject of any ongoing criminal investigations in the jurisdiction of the United States or any state thereof, including investigations for fraud or financial misconduct.

In connection with the director nominees who are up for re-election at the Annual Meeting, the committee also considered the nominees’ roles in: (i) overseeing the Company’s efforts in complying with its SEC disclosure requirements; (ii) assisting in improving the Company’s internal controls and disclosure controls; (iii) assisting with the strategic plan of the Company; and (iv) working with management to implement the strategic plan and mission statement. Directors are expected to exemplify high standards of personal and professional integrity and to constructively challenge management through their active participation and questioning.

In addition to fulfilling the above criteria, each nominee for election to the Board at the upcoming Annual Meeting brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance, executive management, accounting, finance, mining, and board service. The committee has reviewed the nominees’ overall service to the Company during their terms, including the number of meetings attended, level of participation and quality of performance.

The biography of each of the nominees and continuing directors below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experience, qualifications, attributes or skills that caused the Corporate Governance and Directors’ Nominating Committee and the Board to determine that the person should serve as a director for the Company.

Hecla Mining Company Notice of 2013 Annual Meeting and Proxy Statement	15

Proposal 1 – Election of Directors

Our current Bylaws require the Board to have not less than five nor more than nine members. The size of the Board may be increased or decreased within that range from time-to-time by resolution approved by the affirmative vote of a majority of the Board. The current Board is composed of seven directors.

In accordance with our Certificate of Incorporation, the Board is divided into three classes. The terms of office of the directors in each class expire at different times. There are three directors whose terms will expire at the 2013 Annual Meeting: Messrs. Ted Crumley, Charles B. Stanley, and Terry V. Rogers.

At a meeting held by the Corporate Governance and Directors’ Nominating Committee in February 2013, the committee determined that the three directors whose terms are expiring - Messrs. Crumley, Stanley and Rogers - were qualified candidates and recommended to the Board that they stand for re-election at the Annual Meeting.

Subsequently, the Board designated Messrs. Crumley, Stanley and Rogers as nominees for election as directors of the Company, each for a three-year term expiring in 2016. Each of the nominees has accepted the nomination and agreed to serve as a director if elected by the Company’s shareholders.

It is intended that the proxies solicited hereby from our shareholders that do not provide voting instructions will be voted FOR the election of Ted Crumley, Charles B. Stanley, and Terry V. Rogers. The Board knows of no reason why the nominees will be unable or unwilling to accept election. However, if any nominee becomes unable or is unwilling to accept election, the Board will either reduce the number of directors to be elected or select substitute nominees submitted by the Corporate Governance and Directors’ Nominating Committee. If substitute nominees are selected, proxies that do not provide voting instructions will be voted in favor of such nominees.

Director Qualifications and Biographical Information

Biographical information for each of the director nominees is set forth below, including the key qualifications, experience, attributes, and skills that led our Board to the conclusion that each of the director nominees should serve as a director.

Our Board includes individuals with strong backgrounds in executive leadership and management, accounting and finance, and Company and industry knowledge, and we believe that, as a group, they work effectively together in overseeing our business. We believe that our directors hold themselves to the highest standards of integrity and that they are committed to representing the long-term best interests of our shareholders.

Proposal 1 – Election of Directors

Nominees for Election to the Board – Term Ending at the 2013 Annual Meeting

If elected, the nominees will each serve for a three-year term ending in 2016. The nominees are as follows:

Ted Crumley, 68, a director of the Company since 1995, was the Executive Vice President and Chief Financial Officer of OfficeMax Incorporated (distributor of office products) from January 2005 until his retirement in December 2005. He was also Senior Vice President of OfficeMax Incorporated from November 2004 to January 2005; and Senior Vice President and Chief Financial Officer of Boise Cascade Corporation (manufacturer of paper and forest products) from 1994 to 2004.

Key attributes, experience and skills: Mr. Crumley has over 30 years experience in management, finance and accounting in the natural resources industry. He understands all aspects of our business, including the mining elements. He has served on Hecla’s Board since 1995, making him the longest standing member of the Board, and also holds the position of Chairman of the Board. It is these attributes that led the Board to conclude that Mr. Crumley should continue to serve as a director of Hecla.

Charles B. Stanley, 54, a director of the Company since 2007, has been Chief Executive Officer, President and Director of QEP Resources, Inc. (an independent natural gas and oil exploration and production company), since May 2010. He was appointed Chairman of the Board of QEP Resources, Inc. in May 2012. He also served as Chief Operating Officer of Questar Corporation (a Western U.S. natural gas-focused exploration and production, interstate pipeline and local distribution company) from March 2008 to June 2010; Executive Vice President and Director of Questar Corporation from February 2002 to June 2010; President and Chief Executive Officer, Questar Market Resources, Inc., Wexpro Company (exploration and production company, develops and produces gas reserves), Questar Exploration and Production Company (oil and gas exploration and production), Questar Gas Management Company (gas gathering and processing) and Questar Energy Trading Company (wholesale marketing and storage) from February 2002 to June 2010.

Key attributes, experience and skills: Mr. Stanley has over 29 years experience in the international and domestic upstream and midstream oil and gas industry. He is a geologist with an extensive background in natural resources and is familiar with the financial reporting, disclosure, governance, and control requirements imposed on public companies by various regulatory agencies because of his experience as an executive officer of an SEC registrant, in which he is required to certify the company’s filings with the SEC. It is these attributes that led the Board to conclude that Mr. Stanley should continue to serve as a director of Hecla.

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Hecla Mining Company Notice of 2013 Annual Meeting and Proxy Statement	17

Terry V. Rogers, C. Dir., 66, a director of the Company since 2007, was the Senior Vice President and Chief Operating Officer of Cameco Corporation (one of the world’s largest uranium producers) from February 2003 until his retirement in June 2007. He was the former President of Kumtor Operating Company (a gold producing company and a division of Cameco Corporation) from 1999 to 2003 and has served on the Board of Directors of Centerra Gold Inc. (a gold mining company) since February 2003.

Key attributes, experience and skills: Mr. Rogers has over 30 years experience in the mining industry where he held several executive positions with major mining companies and their subsidiaries worldwide. His duties included decision-making processes which established the strategic direction of those companies. He has experience in operating mining projects, including being a mine manager and overseeing all aspects of production, engineering, planning and administrative services. Mr. Rogers also has experience in open-cast, open-pit and underground operations in coal, gold, and uranium mines around the world. Mr. Rogers obtained the Chartered Director (C. Dir.) designation from The Directors College (a joint venture of McMaster University and The Conference Board of Canada) in March 2011. It is these attributes that led the Board to conclude that Mr. Rogers should continue to serve as a director of Hecla.

The Board recommends that shareholders vote “FOR” the election of Ted Crumley, Charles B. Stanley, and Terry V. Rogers.

Our directors whose terms are not expiring this year follow. They will continue to serve as directors for the remainder of their terms or such other date in accordance with our Bylaws.

Proposal 1 – Election of Directors

Continuing Members of the Board – Term Ending at the 2014 Annual Meeting

Phillips S. Baker, Jr., 53, a director since 2001, has been our Chief Executive Officer since May 2003 and has served as our President since November 2001. He served as Hecla’s Chief Financial Officer from May 2001 to June 2003; Chief Operating Officer from November 2001 to May 2003; and Vice President from May 2001 to November 2001. He has also served as a Director of QEP Resources, Inc. (an independent natural gas and oil exploration and production company), since May 2010, as well as serving as a Director for Questar Corporation (a Western U.S. natural gas-focused exploration and production, interstate pipeline and local distribution company) from February 2004 through June 2010.

Key attributes, experience and skills: As our Chief Executive Officer for nearly ten years and our President and a director since 2001, Mr. Baker is very familiar with Hecla and all of our operations, and is unique among our directors in his institutional knowledge of the Company. His over 26 years’ experience with mining companies is a key component of our Board’s collective experience. Mr. Baker has served on the board of other publicly held mining and natural resource companies and holds legal and accounting degrees, each of which provides additional experience and skills that are helpful to our Board. It is these attributes that led the Board to conclude that Mr. Baker should continue to serve as a director of Hecla.

Dr. Anthony P. Taylor, 71, a director since 2002, has been the President, CEO and Director of Selex Resources Ltd. (a private Ontario Corporation engaged in mineral exploration) since January 2012. He previously served as Executive Chairman of Crown Gold Corporation (an exploration company) from August 2010 to August 2012, after serving as Chief Executive Officer and Director of Gold Summit Corporation (a public Canadian minerals exploration company) from October 2003 to August 2010. Since October 2001, he has served as President and Director of Caughlin Preschool Co. (a private Nevada corporation he co-founded that operates a preschool).

Key attributes, experience and skills: Dr. Taylor has over 48 years’ experience in the mining industry in all levels of exploration from a field geologist to senior management. He has extensive experience in lead, zinc, nickel, copper, gold and silver exploration in Alaska, Europe, Australia, South Africa, and North and South America. It is these attributes that led the Board to conclude that Dr. Taylor should continue to serve as a director of Hecla.

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Hecla Mining Company Notice of 2013 Annual Meeting and Proxy Statement	19

Continuing Members of the Board – Term Ending at the 2015 Annual Meeting

George R. Nethercutt, Jr., 68, a director since 2005, has been a Principal of Nethercutt Consulting LLC (a strategic planning and consulting firm), since January 2007. He has served as Chairman of The George Nethercutt Foundation (a non-profit student leadership and civics education charity), since 2007; Member, Board of Directors IP Street (a software company), since May 2011; Of Counsel, Lee & Hayes PLLC (a law firm), since September 2010; a Board Member of Washington Policy Center (a public policy organization providing analysis on issues relating to the free market and government regulation), since January 2005; a Board Member of ARCADIS Corporation (an international company providing consultancy, engineering and management services), since May 2005; Board of Chancellors, Juvenile Diabetes Research Foundation International (a charity and advocate of juvenile diabetes research worldwide), since June 2011. He also served as U.S. Chairman of the Permanent Joint Board on Defense - U.S./Canada from April 2005 to December 2009; Member, U.S. House of Representatives from 1995 to 2005; Member, Subcommittee on Interior, Agriculture and Defense Appropriations from 1995 to 2005; Member, Committee on Science and Energy from 1998 to 2005; and Vice Chairman, Defense Subcommittee on Appropriations from 2000 to 2004. Mr. Nethercutt has also been a member of the Washington State Bar Association since 1972.

Key attributes, experience and skills: While serving as a U.S. Congressman, Mr. Nethercutt’s focus was on natural resources policy, mining legislation and environmental policies on public lands. Mr. Nethercutt’s extensive political background also included working as a staff member in the U.S. Senate in Washington, D.C., where he focused on issues relating to oil and gas, natural resources, mining and commerce. He served as chief of staff to a U.S. Senator from Alaska, working on such issues as agriculture, fisheries, timber and mining. Mr. Nethercutt’s consulting business consists of representing clients with mining and natural resources issues. He holds a Juris Doctor degree which he used to gain experience and expertise in business, natural resources and mining law. It is these attributes that led the Board to conclude that Mr. Nethercutt should continue to serve as a director of Hecla.

John H. Bowles, 67, a director since 2006, was a Partner in the Audit and Assurance Group of PricewaterhouseCoopers LLP (an accounting firm) from April 1976 until his retirement in June 2006. He has served as a Director of Mercator Minerals LTD. (a copper, molybdenum and silver mine), since April 2011; Director of Boss Power Corp. (a mineral exploration company), since September 2007; Treasurer, Mining Suppliers Association of British Columbia (an association of providers of equipment, products and related services to the British Columbia mining industry) from May 1999 to May 2012; and Director Emeritus, Ducks Unlimited Canada (a national, private, non-profit wetland conservation organization), since March 1996. He also served as a Director of HudBay Minerals Inc. (a zinc, copper, gold and silver mining company) from May 2006 to March 2009. He was appointed a Fellow of the British Columbia Institute of Chartered Accountants in December 1997, and appointed a Fellow of the Canadian Institute of Mining and Petroleum in May 2003.

Key attributes, experiences and skills: Mr. Bowles is a chartered accountant and served with one of the “Big Four” auditing firms, where he specialized in the audits of public companies in the mining industry. He is currently serving as a board member for a mineral exploration company, as well as a copper and silver producing company, and previously served as a director for a zinc, copper, gold and silver mining company. It is these attributes that led the Board to conclude that Mr. Bowles should continue to serve as a director of Hecla.

Proposal 2 – Approval of Named Executive Officer Compensation

We are asking our shareholders to indicate their support for the compensation of our named executive officers as disclosed in this Proxy Statement. This advisory vote on executive compensation proposal gives our shareholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the principles, policies and practices described in the Compensation Discussion and Analysis.

The vote is advisory and therefore not binding on Hecla, the Compensation Committee or the Board. The Board and the Compensation Committee value the opinions of the Company’s shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, the Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation program.

The guiding principles of the Company’s compensation policies and decisions include aligning each executive’s compensation with the Company’s business strategy and the interests of our shareholders and providing incentives needed to attract, motivate and retain key executives who are important to our long-term success. Our executive compensation program, composed of base salary, short-and long-term incentives, and equity awards, is intended to align the interests of our named executive officers with the long-term interests of our shareholders.

Shareholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, starting on page 37, which discusses how our compensation design and practices reflect our compensation philosophy. The Compensation Committee and the Board believe that our compensation design and practices are effective in implementing our guiding principles.

At the 2012 Annual Meeting, our shareholders approved the compensation of our named executive officers as disclosed in the 2012 Proxy Statement, with more than 87% of the total votes cast voting in favor. The current frequency of shareholder advisory votes on executive compensation is every year.

We are asking shareholders to approve the following resolution at the 2013 Annual Meeting:

     “RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and any related material disclosed in the Proxy Statement is hereby APPROVED.”

The Board of Directors recommends that you vote “FOR” approval of the compensation of our named executive officers.

Hecla Mining Company Notice of 2013 Annual Meeting and Proxy Statement	21

Proposal 3 – Ratification of Appointment of BDO USA, LLP, as the Company’s Independent Registered Public Accounting Firm for 2013

The Audit Committee has appointed BDO USA, LLP (“BDO”), to serve as our independent registered public accounting firm for 2013, subject to ratification by our shareholders. BDO has served as our independent registered public accounting firm since 2001.

Representatives of BDO are expected to be present at the Annual Meeting with the opportunity to make statements and respond to appropriate questions from shareholders present at the meeting.

Under the Sarbanes-Oxley Act of 2002, the Audit Committee has the sole authority to appoint the independent registered public accounting firm for the Company. However, we are asking our shareholders to ratify the appointment of BDO as our independent registered public accounting firm. Although ratification is not required, the Board is submitting the appointment of BDO to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm, and as a matter of good corporate practice. In the event that our shareholders fail to ratify the appointment, it will be considered as a direction to the Board and to the Audit Committee to consider the appointment of a different firm. Even if the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interest of the Company and our shareholders.

The Board recommends that shareholders vote “FOR” the ratification of the appointment of BDO USA, LLP, as our independent registered public accounting firm for 2013.

Audit Committee Report

Membership and Role of the Audit Committee

The Audit Committee consists of John H. Bowles (Chairman), Terry V. Rogers, and Charles B. Stanley. Each member of the committee satisfies the definition of “independent director” as established in the NYSE listing standards and SEC rules. In addition, each member of the committee is financially literate and the Board has determined that each member of the committee qualifies as an audit committee “financial expert” as defined by SEC rules.1 In addition to Hecla, Mr. Bowles serves on the audit committee of two Canadian public companies. Mr. Rogers serves on the audit committee of one Canadian public company. Mr. Stanley does not serve on the audit committee of any other public companies.

The committee’s principal functions are to assist the Board in fulfilling its oversight responsibilities, and to specifically review: (i) the integrity of our financial statements; (ii) the independent auditor’s qualifications and independence;

(iii) the performance of our internal auditor and the independent auditor; and (iv) our compliance with laws and regulations, including disclosure controls and procedures. During 2012, the committee worked with management, our internal auditor and our independent auditor to address Sarbanes-Oxley Section 404 internal control requirements. The committee also appoints our independent auditor. The committee met six times in 2012.

The committee acts under a written charter as amended and restated effective January 1, 2007. You may obtain a copy of the charter in the “Company” section of http://www.hecla-mining.com under “Corporate Governance.”

____________________
[1]	Audit Committee “financial expert” is defined as a person who has thorough: (i) education and experience as a principal financial officer, principal accounting officer, controller, public accountant, auditor or position performing similar functions; (ii) experience actively supervising one or more such persons; (iii) experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or (iv) other relevant experience and the following attributes: (a) an understanding of Generally Accepted Accounting Principles and financial statements; (b) the ability to assess the general application of Generally Accepted Accounting Principles in connection with the accounting for estimates, accruals, and reserves; (c) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can be reasonably expected to be raised by a company’s financial statements, or experience actively supervising one or more persons engaged in such activities; (d) an understanding of internal controls and procedures for financial reporting; and (e) an understanding of audit committee functions.

Review of the Company’s Audited Financial Statements for the Calendar Year Ended December 31, 2012

The committee reviews our financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements, the reporting process and maintaining an effective system of internal control over financial reporting. Our independent auditors are engaged to audit and express opinions on the conformity of our financial statements to accounting principles generally accepted in the United States, and the effectiveness of our internal control over financial reporting.

The committee has reviewed and discussed the audited financial statements, together with the results of management’s assessment of the internal control over financial reporting, with management and the independent auditor. The committee has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees (SAS 61)), as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board (PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence) for independent auditor communications with audit committees concerning independence, and has discussed with the independent auditors the independent auditor’s independence. The committee meets with the internal auditor and independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The committee has considered whether the independent auditor’s provision of non-audit services to us is compatible with the auditor’s independence.

Based on the Audit Committee’s review and discussions noted above, it recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the calendar year ended December 31, 2012, for filing with the SEC.

Appointment of Auditors

The Audit Committee has appointed the firm of BDO USA, LLP (“BDO”) as our independent registered public accounting firm for 2013. Under the Sarbanes-Oxley Act of 2002, the committee has the sole authority to appoint the independent auditors for us. However, the Board feels that it is important for the shareholders to approve the selection of BDO. The Board is asking our shareholders to ratify and approve the selection of BDO as our independent registered public accounting firm for 2013. BDO has served as our independent auditor since 2001. Representatives of BDO are expected to be present at the Annual Meeting with the opportunity to make statements and respond to appropriate questions from shareholders present at the meeting.

Respectfully submitted by
The Audit Committee of the
Board of Directors

John H. Bowles, Chairman
Terry V. Rogers
Charles B. Stanley

Hecla Mining Company Notice of 2013 Annual Meeting and Proxy Statement	23

Audit Fees

Audit and Non-Audit Fees

The following table represents fees for professional audit services rendered by BDO for the audit of our annual financial statements for the years ended December 31, 2012 and December 31, 2011, and fees for other services rendered by BDO during those periods.

	2012	2011
Audit Fees	$449,500	$454,500
Audit Related Fees	85,000	85,000
Tax Fees	12,495	3,150
All Other Fees	—	—
Total	$546,995	$542,650

Audit Fees. Annual audit fees relate to services rendered in connection with the annual audit of our consolidated financial statements, quarterly reviews of financial statements included in our quarterly reports on Form 10-Q, fees related to the registration of securities with the SEC, as well as consultation on accounting standards or transactions.

Audit Related Fees. Audit related fees consisted principally of fees for audits of financial statements of employee benefit plans.

Tax Fees. Tax services consisted of fees for tax consultation and tax compliance services, tax planning and miscellaneous tax research.

All Other Fees. There were no other fees.

The Audit Committee considers whether the provision of these services is compatible with maintaining BDO’s independence, and has determined such services for calendar years 2012 and 2011 were compatible with such independence. All of the fees were pre-approved by the committee. All of the services described above were approved by the committee pursuant to paragraph (c)(7)(i)(B) of Rule 2-01 of Regulation S-X promulgated by the SEC, to the extent that rule was applicable during calendar years 2012 and 2011.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditor. The committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditor. On an ongoing basis, management communicates specific projects and categories of services for which advance approval of the committee is requested. The committee reviews these requests and advises management if the committee approves the engagement of the independent auditor for specific projects. On a periodic basis, management reports to the committee regarding the actual spending for such projects and services compared to the approved amounts. The committee may also delegate the ability to pre-approve audit and permitted non-audit services to a subcommittee consisting of one or more committee members, provided that any such pre-approvals are reported on at a subsequent committee meeting.

Corporate Governance

Our business, operations and affairs are managed under the direction of our Board. Members of our Board are kept informed of our business through discussions with our Chairman, our Chief Executive Officer and other officers, by reviewing materials provided to them, by visiting our offices and operations and by participating in meetings of the Board and its committees. The Board is committed to good business practices, transparency in financial reporting and the highest quality of corporate governance.

Electronic Access to Corporate Governance Documents

Our corporate governance documents are available by accessing our website at http://www.hecla-mining.com under the tab entitled “Company” and then selecting the tab entitled “Corporate Governance.” These include:

  Corporate Governance Guidelines;
  Whistleblower Policy;
  Charters of the Audit, Compensation, Corporate Governance and Directors’ Nominating and Health, Safety, Environmental & Technical Committees of the Board;
  Code of Ethics for our Chief Executive Officer and Senior Financial Officers; and
  Code of Business Conduct and Ethics for Directors, Officers and Employees.

The information on our website is not incorporated by reference into this Proxy Statement.

Shareholders may also request a free copy of these documents from: Investor Relations, Hecla Mining Company, 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408; (208) 769-4100.

Corporate Governance Guidelines

We first adopted Corporate Governance Guidelines in May 2004. These Corporate Governance Guidelines were adopted by the Board to ensure that the Board is independent from management, that the Board adequately performs its function as the overseer of management, and to help ensure that the interests of the Board and management align with the interests of our shareholders.

Code of Business Conduct and Ethics

We believe that operating with honesty and integrity has earned trust from our shareholders, credibility within our community, and dedication from our employees. Our directors, officers and employees are required to abide by our Code of Business Conduct and Ethics to ensure that our business is conducted in a consistently legal and ethical manner. Our Code of Business Conduct and Ethics covers many topics, including conflicts of interest, confidentiality, fair dealing, protection, proper use of the Company’s assets, and compliance with laws, rules and regulations. In addition to the Code of Business Conduct and Ethics for directors, officers and employees, our Chief Executive Officer, Chief Financial Officer and Controller are also bound by a Code of Ethics for the Chief Executive Officer and Senior Financial Officers.

The Corporate Governance and Directors’ Nominating Committee has adopted procedures to receive, retain, and react to complaints received regarding possible violations of the Code of Business Conduct and Ethics, and to allow for the confidential and anonymous submission by employees of concerns regarding possible violations of the Code of Business Conduct and Ethics. Our employees may submit any concerns regarding apparent violations of the Code of Business Conduct and Ethics to their supervisor, our General Counsel, the Chairman of the Corporate Governance and Directors’ Nominating Committee, or through an anonymous telephone hotline.

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Hecla Mining Company Notice of 2013 Annual Meeting and Proxy Statement	25

Whistleblower Policy

The Audit Committee adopted a Whistleblower Policy, which encourages our employees to report to appropriate Company representatives, without fear of retaliation, certain accounting information relating to possible fraud. Our employees may submit any concerns regarding financial statement disclosures, accounting, internal accounting controls or auditing matters to the Audit Committee, our General Counsel, or through an anonymous telephone hotline. The goal of this policy is to discourage illegal activity and business conduct that damages Hecla’s reputation, business interests, and our relationship with shareholders.

Diversity Policy

While the Board has not adopted a formal policy on diversity, the Company’s Corporate Governance Guidelines provide that, as a whole, the Board should include individuals with a diverse range of experience to give the Board depth and breadth in the mix of skills represented. The Board seeks to include an array of skills and experience in its overall composition rather than requiring every director to possess the same skills, perspective, and interests. This guideline is implemented by seeking to identify candidates who bring diverse skill sets, backgrounds, and experiences, including ethnic and gender diversity, to the Board when director candidates are needed.

Family Relationships

There are currently no family relationships between the directors or executive officers of Hecla.

Director Independence

Our Corporate Governance Guidelines provide, among other things, that the Board will have a majority of directors who meet the criteria for independence required by the NYSE. In determining independence each year, the Corporate Governance and Directors’ Nominating Committee affirmatively determines whether directors have any “material relationship” with the Company. When assessing the “materiality” of a director’s relationship with the Company, the committee considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation. The committee also reviews the frequency or regularity of services or transactions between the Company and directors, whether the services or transactions are being carried out at arm’s length in the ordinary course of business and whether the services or transactions are being provided substantially on the same terms to the Company as those prevailing at the time from unrelated parties for comparable services or transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. To guide its determination of whether a director is independent, the Board has adopted the following NYSE listing standards:

A director will not be independent if:

  the director is, or has been, within the last three years, our employee, or an immediate family member2 is, or has been within the last three years, our executive officer3;
  the director or an immediate family member has received during any twelve-month period within the last three years, more than $120,000 in direct compensation from us, other than director and committee fees and pension and other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

____________________
[2]	An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.
[3]	The term “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934.

Corporate Governance

  the director is: (i) a current partner or employee of a firm that is our internal or external auditor; (ii) the director has an immediate family member who is a current partner of a firm that is our internal or external auditor and who personally works on the Company’s audit; or (iii) the director or an immediate family member was within the last three years a partner or employee of a firm that is our internal or external auditor and personally worked on our audit within that time;
  the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee; or
  the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from us for property or services in an amount which, in any of the last three calendar years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Pursuant to our Corporate Governance Guidelines, the committee undertook its annual review of director independence in February 2013. During this review, the committee considered transactions and relationships between each director or any member of his immediate family and Hecla and our subsidiaries and affiliates, including relationships described below and any reported on page 32 under “Certain Relationships and Related Transactions.” The committee also examined transactions and relationships between directors or their affiliates and members of our senior management or their affiliates. As provided in the Corporate Governance Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

After applying the standards set forth above and as a result of review by the committee, the Board affirmatively determined that the following directors are independent of the Company and its management under the standards set forth by the NYSE:

John H. Bowles	Dr. Anthony P. Taylor
Terry V. Rogers	George R. Nethercutt, Jr.
Charles B. Stanley	Ted Crumley

Messrs. Stanley and Baker, both serve as members of the board of directors of QEP Resources, Inc. The committee reviewed this relationship with the Board, and the Board made the affirmative decision that this relationship did not disqualify Mr. Stanley from being independent. Neither Mr. Baker nor Mr. Stanley serve on the Compensation Committee of either Hecla or QEP Resources, Inc.

On May 29, 2012, our subsidiary Hecla MC Subsidiary, LLC (“Hecla MC”) entered into an Asset Purchase Agreement with Crown Gold Corporation (“Seller”) and one of its subsidiaries, pursuant to which Hecla MC purchased certain unpatented mining claims and mining leases and other assets comprising Seller’s Monte Cristo property in Esmeralda County, Nevada. The transaction closed in the third quarter of 2012. Dr. Anthony P. Taylor was the Executive Chairman of Crown Gold. In order to fully ensure the independence of Hecla’s board, Dr. Taylor recused himself from all Hecla board meetings at which this transaction was discussed, and did not vote on the acquisition of the project by Hecla. The remaining Board members made the affirmative decision that this relationship did not disqualify Dr. Taylor from being independent.

Mr. Baker is our President and Chief Executive Officer. As such, he cannot be deemed independent under the NYSE listing standards.

Directors are expected to immediately inform the Board of any material change in their circumstances or relationships that may impact their independence.

Board Leadership and Executive Sessions

Currently, the positions of Chief Executive Officer and Chairman of the Board are held by separate persons. The Board believes this structure is optimal for the Company at this time because it allows the Chief Executive Officer to focus on leading the Company’s business and operations, and the Chairman to serve as a sounding board and advisor to the Chief Executive Officer and to lead the activities of the Board. The Board has also determined that having a non-management director serve as Chairman of the Board is in the best interest of shareholders. This structure ensures a greater role for the independent directors in the oversight of the Company and it enhances the Board’s independence and, we believe, senior management’s accountability to the Board. Mr. Crumley is our Chairman of the Board and lead independent director. He chairs meetings of the Board, as well as the executive sessions with independent members of the Board. His duties include chairing annual

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Hecla Mining Company Notice of 2013 Annual Meeting and Proxy Statement	27

meetings of shareholders, overseeing the preparation of agendas for Board meetings, preparing for executive sessions of the Board and providing feedback to the Chief Executive Officer, staying current on developments to determine when it may be appropriate to alert the Board to significant pending developments, serving as a liaison between independent directors and the Chief Executive Officer with respect to sensitive issues, and other matters. Executive sessions of non-management directors are included on the agenda for every regularly scheduled Board and committee meeting and during 2012, executive sessions were held at each regularly scheduled Board meeting. The executive sessions are chaired by the Chairman of the Board. Our non-management directors meet in executive sessions without management present, unless the non-management directors request their attendance.

For the foregoing reasons we have determined that our leadership structure is appropriate in the context of our specific circumstances.

Board Self-Evaluation

Each year the Board conducts a self-evaluation of its performance and effectiveness. As part of this process, each director completes an evaluation form on specific aspects of the Board’s role, organization and meetings. The collective comments are then presented by the chairman of the Corporate Governance and Directors’ Nominating

Committee to the whole Board. As part of the evaluation, the Board assesses the progress in the areas targeted for improvement a year earlier, and develops actions to take to enhance the Board’s effectiveness over the next year. Additionally, each committee conducts an annual self-evaluation of its performance through a similar process.

Succession Planning

The Compensation Committee of the Board, the Chief Executive Officer, and the Director of Human Resources maintain an ongoing focus on executive development and succession planning to prepare the Company for future events. In addition to preparing for the Chief Executive Officer’s succession, the succession planning process includes all executive officer positions. A comprehensive review of executive talent determines participants’ readiness to take on additional leadership roles and identifies developmental and coaching opportunities needed to prepare them for greater responsibilities. The Chief Executive Officer and Director of Human Resources make a formal succession planning presentation to the Board annually.

Role of Board in Risk Oversight

Our management is responsible for identifying and reviewing risks facing the Company, including, without limitation, strategic, operational, financial and regulatory risks, and meets regularly as part of such responsibility to review and discuss the Company’s risk exposure. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure. The Board and its committees periodically receive risk management updates through business reports from management provided at meetings of the Board or its committees throughout the year. Following consideration of the information provided by management, the Board provides feedback and makes recommendations, as needed, to help minimize the Company’s risk exposure. We also believe that our leadership structure and the use of executive sessions as described above aids the Board in risk oversight.

The Audit Committee is responsible for considering and discussing major financial risk exposures and the steps management has taken to monitor and control these exposures. The committee regularly reviews and monitors compliance with securities and financial regulations, in addition to overseeing the audit work performed on behalf of the Company in the area of internal audit for compliance with the Sarbanes-Oxley Act. The committee meets at least quarterly to review the major financial risk exposures in connection with various matters, including the filing of quarterly reports with the SEC.

Corporate Governance

The Directors’ Nominating and Corporate Governance Committee monitors the effectiveness of the Company’s corporate governance guidelines.

The Compensation Committee assesses and monitors whether any of the Company’s compensation policies and programs have the potential to encourage excessive risk-taking.

To the extent any risks identified by each standing committee of the Board are material or otherwise merit discussion by the whole Board, the respective committee chairman will raise risks at the next scheduled meeting of the Board.

For the foregoing reasons, we have determined that our risk oversight is appropriate in the context of our specific circumstances, risk management efforts, and the Board’s administration of its oversight function.

Director Communications

Shareholders or other interested parties wishing to communicate with the Chairman or with the independent directors as a group may do so by delivering or mailing the communication in writing to: Chairman of the Board, c/o Corporate Secretary, Hecla Mining Company, 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal auditor and handled in accordance with procedures established by the Audit Committee with respect to such matters. From time-to-time, the Board may change the process in which shareholders may communicate with the Board or its members. Please refer to our website at http://www.hecla-mining.com under the tab entitled “Company” and then select the tab entitled “Corporate Governance” for any changes in this process.

Stock Ownership Guidelines

In an effort to more closely align the Company’s non-management directors’ financial interests with those of the shareholders, the Board has established stock ownership guidelines for non-management directors. Under these guidelines, the Company’s non-management directors are expected to own common stock valued at a minimum of three times their annual cash retainer. Non-management directors are expected to meet or exceed these guidelines within five years of joining the Board. As of the end of 2012, each non-management director’s stock ownership met these guidelines.

Similarly, the Company has established stock ownership guidelines for the Company’s senior management. The guidelines for the Chief Executive Officer are six times base salary. The guidelines for all other executive officers are two times base salary. The members of senior management subject to these guidelines are expected to meet or exceed these guidelines within five years of entering their respective positions. Unvested shares of restricted stock, restricted stock units and shares held directly are considered owned for purposes of the guidelines. Stock ownership does not include unexercised stock options. As of the end of 2012, the Chief Executive Officer’s stock ownership significantly exceeded the six times-base-salary multiple and the other named executive officers met their guidelines of two times-base-salary multiple.

Board Meetings During 2012

It is our policy that all directors are expected, absent compelling circumstances, to prepare for, attend and participate in all Board and applicable committee meetings, and each annual meeting of shareholders. Our Board met ten times in calendar year 2012, of which four were regularly scheduled meetings. Each member of the Board attended all Board meetings and Board committees of which he was a member in calendar year 2012. All members of the Board attended last year’s Annual Meeting of Shareholders, which was held in May 2012.

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Hecla Mining Company Notice of 2013 Annual Meeting and Proxy Statement	29

Committee Assignments

The members of the Board on the date of this Proxy Statement, and the committees of the Board on which they serve, are identified below. There are currently seven members on our Board.

Corporate
				Governance and	Health, Safety,
	Executive	Audit	Compensation	Directors’ Nominating	Environmental and
Director	Committee	Committee	Committee	Committee	Technical Committee
Phillips S. Baker, Jr.	Chair
John H. Bowles	X	Chair			X
Ted Crumley*	X		X
George R. Nethercutt, Jr.			Chair	X
Terry V. Rogers		X	X		Chair
Charles B. Stanley		X		X	X
Dr. Anthony P. Taylor			X	Chair	X
2012 Meetings	0	6	4	4	5

*       Chairman of the Board

Committees of the Board

The Board has five standing committees: Audit; Compensation; Corporate Governance and Directors’ Nominating; Health, Safety, Environmental & Technical; and Executive. Information regarding these committees is provided below. With the exception of the Executive Committee, all remaining committees are composed entirely of independent directors. The charters of the Audit, Compensation, Corporate Governance and Directors’ Nominating, and Health, Safety, Environmental and Technical Committees are available on the Company’s website at http://www.hecla-mining.com under “Company” and then select “Corporate Governance.” You may also obtain copies of these charters by contacting the Company’s Investor Relations Department.

Executive Committee. The Executive Committee is empowered with the same authority as the Board in the management of our business, except for certain matters enumerated in our Bylaws or Delaware law, which are specifically reserved to the whole Board.

Audit Committee. The functions of the Audit Committee are described under the heading “Audit Committee Report” beginning on page 22. Each member of the committee satisfies the definition of “independent director” as established in the NYSE listing standards and SEC rules. In addition, each member of the committee is financially literate and the Board has determined that each member of the committee qualifies as an audit committee “financial expert” as defined by SEC rules.

Compensation Committee. Each member of the Compensation Committee is independent within the meaning of the listing standards of the NYSE. The committee’s principal functions are to: (i) recommend compensation levels and programs for the Chief Executive Officer to the independent members of the Board; (ii) recommend compensation levels and programs for all other executive officers to the full Board; and (iii) administer our stock-based plans.

The committee’s objective is to set executive compensation at levels which: (i) are fair and reasonable to the shareholders; (ii) link executive compensation to long-term and short-term interests of the shareholders; and (iii) are sufficient to attract, motivate, and retain outstanding individuals for executive positions. The executive officers’ compensation is linked to the interests of the shareholders by making a significant part of each executive officer’s potential compensation depend on the Company’s performance and the officer’s own performance. The retention of executive officers is encouraged by making a portion of the compensation package in the form of awards, which either increase in value, or only have value if the executive officer remains with the Company for specified periods of time.

Additional information on the committee’s processes and procedures for consideration of executive compensation are addressed in the “Compensation Discussion and Analysis” beginning on page 37.

Corporate Governance

Corporate Governance and Directors’ Nominating Committee. All members of the Corporate Governance and Directors’ Nominating Committee are independent within the meaning of the listing standards of the NYSE. The committee’s principal functions are to: (i) consider matters of corporate governance; (ii) periodically review our Corporate Governance Guidelines and corporate governance procedures to ensure compliance with the federal securities laws and NYSE regulations; (iii) review any director candidates, including those nominated or recommended by shareholders; (iv) identify individuals qualified to become directors consistent with criteria approved by the Board; (v) recommend to the Board the director nominees for the next annual meeting of shareholders, any special meeting of shareholders, or to fill any vacancy on the Board; (vi) review the appropriateness of the size of the Board relative to its various responsibilities; and (vii) recommend committee assignments and committee chairpersons for the standing committees for consideration by the Board.

Health, Safety, Environmental & Technical Committee. The principal functions of the Health, Safety, Environmental & Technical Committee are to review and monitor: (i) health, safety and environmental policies; (ii) the implementation and effectiveness of compliance systems; (iii) the effectiveness of health, safety and environmental policies, systems and monitoring processes; (iv) audit results and updates from management with respect to health, safety and environmental performance; (v) emerging health, safety and environmental trends in legislation and proposed regulations affecting the Company; and (vi) review the technical activities of the Company. The committee also makes recommendations to the Board concerning the advisability of proceeding with the exploration, development, acquisition or divestiture of mineral properties and/or operations.

Hecla Mining Company Notice of 2013 Annual Meeting and Proxy Statement	31

Certain Relationships and Related Transactions

We review all relationships and transactions with related persons to determine whether such persons have a direct or indirect material interest. Transactions with related persons are those that involve our directors, executive officers, director nominees, greater than 5% shareholders, immediate family members of these persons, or entities in which one of these persons has a direct or indirect material interest. Transactions that are reviewed as related party transactions by us are transactions that involve amounts that would exceed $120,000 (the current threshold required to be disclosed in the Proxy Statement under SEC regulations) and certain other similar transactions. Pursuant to our Code of Business Conduct and Ethics, employees and directors have a duty to report any potential conflicts of interest to the appropriate level of management or to the Corporate Governance and Directors’ Nominating Committee. We evaluate these reports along with responses to our annual director and officer questionnaires for any indication of possible related party transactions. Our legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related party transactions. If a transaction is deemed by us to be a related party transaction, the information regarding the transaction is discussed with the Board. As required under the SEC rules, transactions that are determined to be directly or indirectly material to Hecla or a related party are disclosed in our Proxy Statement.

On May 29, 2012, our subsidiary Hecla MC Subsidiary, LLC (“Hecla MC”) entered into an Asset Purchase Agreement with Crown Gold Corporation (“Seller”) and one of its subsidiaries, pursuant to which Hecla MC purchased certain unpatented mining claims and mining leases and other assets comprising Seller’s Monte Cristo property in Esmeralda County, Nevada, for $4,500,000 in cash, plus a potential additional purchase price payment of $1,000,000 if certain conditions were met. The purchase of the assets was subject to a number of conditions, including Seller obtaining shareholder and regulatory approvals, and satisfactory completion of Hecla MC’s due diligence. The transaction closed in the third quarter of 2012.

Dr. Anthony P. Taylor, a director of Hecla, was the Executive Chairman of the Seller. As a result, Hecla’s Board carefully considered this transaction before concluding that it represented a good opportunity to acquire a precious metals exploration project in Nevada. In addition, in order to fully ensure the independence of Hecla’s Board, Dr. Taylor recused himself from all Hecla Board meetings at which this transaction was discussed, and did not vote on the acquisition of the project by Hecla.

In December 2007, upon Board approval, we created the Hecla Charitable Foundation (the “Foundation”). We have made and intend to continue to make charitable contributions to the Foundation, which in turn has provided and intends to continue to provide grants to other organizations for charitable and educational purposes. Phillips S. Baker, Jr., serves as the president and as a director of the Foundation. James A. Sabala serves as vice president and as Chairman, and Dr. Dean W.A. McDonald serves as a director of the Foundation. In December 2007, our Board committed to make a contribution of 550,000 shares of our common stock to the Foundation. Since 2007, the Foundation has sold 279,860 shares of the Company. Cash contributions totaling $2.0 million and $1.5 million were made by the Company to the Foundation during 2011 and 2010, respectively. The funds from the sale of the shares and the additional cash were put into various investment accounts. The Foundation is currently operating in a self-sufficient manner. The Company gave no additional funds to the Foundation during 2012. The Foundation currently holds 270,140 shares of our common stock as of December 31, 2012. The value of those shares based on the closing price of our common stock on the NYSE on December 31, 2012 ($5.83), was $1,574,916. In 2012, the Foundation made $208,936 in donations.

In 2012, we did not make any contributions to any charitable organization in which a director served as an executive officer, which exceeded the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues.

Security Ownership of Certain Beneficial Owners and Management

The following table shows the number and percentage of the shares of common stock beneficially owned by each current director, director nominee and current executive officer of Hecla, and by all current directors and executive officers as a group, as of March 18, 2013. On that date, all of such persons together beneficially owned an aggregate of less than one percent of the outstanding shares of our common stock. Except as otherwise indicated, the directors, nominees and officers have sole voting and investment power with respect to the shares listed, including shares which the individual has the right to acquire by exercising stock options but has not done so.

		Shares Beneficially Owned
Name of Beneficial Owner	Title of Class	Number		Nature	Percent of Class
Phillips S. Baker, Jr. President and Chief Executive Officer		781,432	[5]	Direct[1]
		162,629		RSU[2]
		495,833		Vested Options[3]
		107,759		Performance Units[4]
	Common	1,547,653			*
Dr. Dean W.A. McDonald Vice President - Exploration		102,877		Direct[1]
		81,881		RSU[2]
		137,731		Vested Options[3]
	Common	322,489			*
Don Poirier Vice President - Corporate Development		96,750		Direct[1]
		53,255		RSU[2]
		110,185		Vested Options[3]
	Common	260,190			*
Lawrence P. Radford Vice President - Operations		21,764		Direct[1]
		99,845	[6]	RSU[2]
	Common	121,609			*
James A. Sabala Senior Vice President and Chief Financial Officer		76,574	[7]	Direct[1]
		91,050		RSU[2]
		46,624		Vested Options[3]
	Common	214,248			*
David C. Sienko Vice President and General Counsel		29,942		Direct[1]
		43,204		RSU[2]
		45,581		Vested Options[3]
	Common	118,727			*
John H. Bowles Director		22,930		Direct[1]
		28,939		Indirect[8]
	Common	51,869			*
Ted Crumley Director		21,930		Direct[1]
		55,055		Indirect[8]
	Common	76,985			*
George R. Nethercutt, Jr. Director		17,930		Direct[1]
		30,354		Indirect[8]
	Common	48,284			*
Terry V. Rogers Director		17,930		Direct[1]
		24,102		Indirect[8]
	Common	42,032			*
Charles B. Stanley Director		17,930		Direct[1]
		24,102		Indirect[8]
	Common	42,032			*
Dr. Anthony P. Taylor Director		9,914		Direct[1]
		51,016	[9]	Indirect[8]
	Common	60,930			*
All current directors, nominee directors and officers as a group (12 individuals)	Common	2,907,048			*

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Hecla Mining Company Notice of 2013 Annual Meeting and Proxy Statement	33

*	Represents beneficial ownership of less than one percent, based upon 285,163,224 shares of our common stock issued and outstanding as of March 18, 2013.
1.	“Direct” means shares held of record and any shares beneficially owned through a trust, broker, financial institution, or other nominee, and which the officer or director has sole or shared voting power.
2.	“RSU” means restricted stock units held in the Key Employee Deferred Compensation Plan and 2010 Stock Incentive Plan. The RSUs represent the restricted stock units that vest on June 8, 2012, and restricted stock units that vest on March 14, 2014. See footnotes 1 and 2 of the “Grants of Plan-Based Awards for 2012” table on page 60.
3.	“Vested Options” mean options granted under the 1995 Stock Incentive Plan and 2010 Stock Incentive Plan, which are vested and exercisable within 60 days of March 18, 2013.
4.	“Performance Units” means performance-based equity, based on a three-year Total Shareholder Return. Shares will be issued based on the following percentile rank within peer group companies, 100th percentile rank among peers = maximum payout at 200% of target; 50th percentile rank among peers = target payout at grant value; and 25th percentile rank among peers = threshold payout at 50% of target.
5.	557,790 shares are held directly by Mr. Baker, as to which he has sole voting and investment power, and 223,642 shares are held jointly with Mr. Baker’s spouse, as to which Mr. Baker shares voting and investment power.
6.	Mr. Radford was appointed Vice President - Operations on October 19, 2011. Under the terms of his employment agreement, he was granted 52,000 restricted stock units under the Key Employee Deferred Compensation Plan. These restricted stock units were granted with a vesting schedule, of which 13,000 restricted stock units vested on June 8, 2012; 13,000 vested on October 19, 2012; and the remaining 26,000 restricted stock units will vest no sooner than August 5, 2016. Under the terms of the 2010 Stock Incentive Plan, Mr. Radford was granted 26,000 restricted stock units, which vest on March 14, 2014.
7.	55,751 shares are held jointly with Mr. Sabala’s spouse, as to which Mr. Sabala shares voting and investment power.
8.	“Indirect” means shares credited to each independent director, all of which are held indirectly in trust pursuant to our Stock Plan for Nonemployee Directors. Each director disclaims beneficial ownership of all shares held in trust under the stock plan. See “Compensation of Non-Management Directors” on page 35.
9.	48,516 shares are held in our Stock Plan for Nonemployee Directors, and 2,500 shares are held in Dr. Taylor’s IRA account.

To our knowledge, as of March 18, 2013, the only “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act) of more than 5% of our common stock entitled to vote at the Annual Meeting are shown in the table below:

		Amount &
		Nature of
Title of	Name & Address of	Beneficial	Percent of
Class	Beneficial Owner	Ownership	Class
Common	Van Eck Associates	19,672,831	6.9%
	Corporation[1]
	335 Madison Ave., 19th Floor
	New York, NY 10017
Common	BlackRock, Inc.[2]	15,874,824	5.6%
	40 East 52nd
	New York, NY 10022
Common	The Vanguard Group, Inc.[3]	15,251,392	5.3%
	100 Vanguard Blvd.
	Malvern, PA 19355

1.	Based solely on a Schedule 13G/A filed on February 13, 2013, with the SEC by Van Eck Associates Corporation. Van Eck Associates Corporation has sole voting and dispositive power with respect to all shares.
2.	Based solely on a Schedule 13G/A filed on February 8, 2013, with the SEC by BlackRock, Inc. BlackRock, Inc. has sole voting and dispositive power with respect to all shares.
3.	Based solely on a Schedule 13G filed on February 11, 2013, with the SEC by The Vanguard Group, Inc. The Vanguard Group, Inc. has sole voting power with respect to 448,199 shares, and sole dispositive power with respect to 14,819,493 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in their ownership of our stock. These persons are required by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such forms, or written representations from certain reporting persons that no such forms were required, we believe that during the calendar year ended December 31, 2012, all filing requirements applicable to our officers, directors and greater than 10% owners of our common stock were complied with.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are set forth in the “Compensation Committee Report.” There are no members of the Compensation Committee who were officers or employees of Hecla or any of our subsidiaries during the fiscal year, formerly were officers of Hecla or any of our subsidiaries, or had any relationship otherwise requiring disclosure under the proxy rules promulgated by the SEC or the NYSE.

Compensation of Non-Management Directors

The Compensation Committee (the “committee”) of the Board is responsible for recommending to the Board the form and amount of compensation for our non-management directors. The compensation program is designed to provide pay that is competitive with directors in the Company’s peer group, which is described on page 45 of the Compensation Discussion and Analysis in this Proxy Statement. It consists of a combination of cash retainers and equity awards. The committee periodically engages its compensation consultant to review compensation of the Company’s Board compared to the Company’s comparator group. The following discussion of compensation applies only to our non-management directors, and does not apply to Mr. Baker who, as an employee of the Company, is compensated as an executive officer and does not receive additional compensation for his service as a director.

2012 Compensation Changes for Non-Management Directors

As a result of its periodic review of Board compensation, in 2012, the committee:

  Increased the retainer for the Chairman from $50,000 to $75,000 to align with market data and the role and responsibilities of the Chairman.
  Increased the annual retainer to non-management
  directors from $48,000 to $66,000. No committee fees were changed in 2012.
  Increased the equity award under the 2010 Stock Incentive Plan from $24,000 to $46,000.
  Adopted stock ownership guidelines for directors to emphasize the importance of long-term alignment with shareholders.

Cash Compensation

Each non-management director receives an annual cash retainer for his service on the Board, service as Chairman, and on Board committees. For service on Board committees: (i) each non-management member of the Audit and Compensation Committees receives an annual fee of $12,000; (ii) each non-management member of the Executive, Corporate Governance and Directors’ Nominating, and Health Safety, Environmental and Technical Committees receives an annual fee of $8,000; (iii) the committee chairman for each of the Audit and Compensation Committees receives an additional annual fee of $8,000; and (iv) the committee chairman for each of the Health, Safety, Environmental and Technical and Corporate Governance and Directors’ Nominating Committees receives an additional annual fee of $4,000.

All of the above annual fees are paid in quarterly installments. No other attendance fees are paid to the non-management directors. The non-management directors do not receive stock options, non-equity incentive plan compensation, or any other compensation, except as described below.

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Hecla Mining Company Notice of 2013 Annual Meeting and Proxy Statement	35

Equity Compensation

In March 1995, we adopted the Hecla Mining Company Stock Plan for Nonemployee Directors, which became effective following shareholder approval on May 5, 1995. The plan was amended July 18, 2002, February 25, 2004, May 6, 2005, December 10, 2007, and May 24, 2012. The plan terminates July 17, 2017, and is subject to termination by the Board at any time. Pursuant to the plan, on May 30 of each year, each non-management director is credited with a number of shares determined by dividing $24,000 by the average closing price for Hecla’s common stock on the NYSE for the prior calendar year. Non-management directors joining the Board after May 30 of any year are credited with a pro rata number of shares based upon the date they join the Board. These shares are held in a grantor trust, the assets of which are subject to the claims of our creditors, until delivered under the terms of the plan. Delivery of the shares from the trust occurs upon the earliest of: (i) death or disability; (ii) retirement from the Board; (iii) a cessation of the director’s service for any other reason; (iv) a change-in-control of the Company (as defined in the plan); or (v) at the election of the director at any time, provided, however, that shares must be held in the trust for at least two years prior to delivery. Subject to certain restrictions, directors may elect delivery of the shares on such date or in annual installments thereafter over 5, 10 or 15 years. The maximum number of shares of common stock, which may be credited pursuant to the plan, is 1,000,000. As of December 31, 2012, there were 622,685 ungranted shares remaining in the plan.

In February 2010, we adopted the 2010 Stock Incentive Plan for executive officers, employees, directors, and certain consultants, which was approved by shareholders in June 2010, and became effective on August 25, 2010. Pursuant to the 2010 Stock Incentive Plan, directors may be awarded grants of stock options, restricted stock units, restricted stock, or stock. In June 2012, the Compensation Committee recommended that the Board award $46,000 of additional stock to the directors as part of their compensation. The Board approved the additional award, and each of the directors received 9,914 additional shares under the 2010 Stock Incentive Plan in June 2012.

Share Ownership Guidelines for Directors

Under the Board’s stock ownership guidelines, each non-management director is required to own shares of common stock (which includes shares held under the Hecla Mining Company Stock Plan for Nonemployee Directors) valued at three times their annual cash retainer and must comply with the guidelines within five years of joining the Board. As of December 31, 2012, each non-management director is in compliance with the stock ownership guidelines.

Other

The Company covers directors under its overall director and officer liability insurance policies, as well as reimbursing them for travel, lodging, and meal expenses incurred in connection with their attendance at Board and committee meetings, meetings of shareholders, and for traveling to visit our operations. Directors are eligible, on the same basis as Company employees, to participate in the Company’s matching gift program, pursuant to which the Company matches contributions made to qualifying nonprofit organizations. The aggregate annual limit per participant is $5,000. Beyond these items, no other cash compensation was paid to any non-management director.

As described more fully above, the following chart summarizes the annual cash and equity compensation for our non-management directors during 2012.

Compensation of Non-Management Directors

Non-Management Director Compensation for 2012

	Fees
	Annual	Committee	Committee	Totals Fees	Stock	All Other
	Retainer	Meeting Fees	Chairman Fees	Paid in Cash	Awards[1]	Compensation[4]	Total
Director	($)	($)	($)	($)	($)	($)	($)
Ted Crumley, Chairman	119,500	20,000	0	139,500	13,407[2]
					46,001[3]	0	198,908
John H. Bowles	57,000	28,000	8,000	93,000	13,407[2]
					46,001[3]	0	152,408
George R. Nethercutt, Jr.	57,000	20,000	8,000	85,000	13,407[2]
					46,001[3]	1,500	145,908
Terry V. Rogers	57,000	32,000	4,000	93,000	13,407[2]
					46,001[3]	3,000	155,408
Charles B. Stanley	57,000	28,000	0	85,000	13,407[2]
					46,001[3]	3,000	147,408
Dr. Anthony P. Taylor	57,000	28,000	4,000	89,000	13,407[2]
					46,001[3]	0	148,408

1.	The amounts shown in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For a description of the assumptions used in valuing the awards please see Note 9 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.
2.	On May 30, 2012, each non-management director received 3,082 shares of our common stock under the terms of the Stock Plan for Nonemployee Directors. Based on our closing stock price on the NYSE on May 30, 2012 ($4.35), the grant date fair value for each block of 3,082 shares credited to Messrs. Crumley, Bowles, Nethercutt, Rogers, Stanley and Taylor on May 30, 2012, was $13,407. (The amounts do not reflect the actual amounts that may be realized by the directors.)
[3]	On June 25, 2012, each non-management director received 9,914 shares of our common stock under the terms of the 2010 Stock Incentive Plan. Based on our closing stock price on the NYSE on June 25, 2012 ($4.64), the grant date fair value for each block of 9,914 shares credited to Messrs. Crumley, Bowles, Nethercutt, Rogers, Stanley and Taylor on June 25, 2012, was $46,001. (The amounts do not reflect the actual amounts that may be realized by the directors.)
4.	Amounts in this column reflect matching contributions under the Company’s charitable matching gift program.

As of December 31, 2012, the total amount of shares held in trust pursuant to the terms of the Stock Plan for Nonemployee Directors, by each of the above-named directors was: Mr. Crumley, 55,055 shares; Mr. Bowles, 28,939 shares; Mr. Nethercutt, 30,354 shares; Mr. Rogers, 24,102 shares; Mr. Stanley, 24,102 shares; and Dr. Taylor, 48,516 shares.

Additional information regarding shares held by the non-management directors is included in the “Security Ownership of Certain Beneficial Owners and Management” table on page 33.

Retirement Age

No non-management director may stand for re-election to the Board after reaching age 72. The Company has no current retirement plan for non-management directors.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes the principles and decisions underlying our executive compensation program for 2012. It also provides information regarding the manner and context in which compensation was awarded to and earned by our named executive officers.

The named executive officers (“NEOs”) who will be discussed throughout this CD&A and in the compensation tables are:

Name	Age	Position
Phillips S. Baker, Jr.	53	President and Chief Executive Officer
James A. Sabala	58	Senior Vice President and Chief Financial Officer
Dr. Dean W.A. McDonald	56	Vice President – Exploration
Don Poirier	54	Vice President – Corporate Development
Lawrence P. Radford	52	Vice President – Operations

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Hecla Mining Company Notice of 2013 Annual Meeting and Proxy Statement	37

Executive Summary

2012 Business Highlights

We achieved the following business and financial results for 2012:

  Produced 6.4 million ounces of silver;
  Operating cash flow of $69 million;
  Cash and cash equivalents of $191 million at December 31, 2012;
  Year-end silver reserve levels increased for the seventh consecutive year to the highest in Company history, with silver reserves up 2% to 150 million ounces;
  Mineralized material increased by 7% to 22.4 million tons averaging 5.7 ounces of silver per ton, and other resources increased 37% to 23.4 million tons averaging 7.4 ounces of silver per ton;
  Gold mineralized material increased fourfold to 1.7 million tons averaging 0.07 ounces of gold per ton, and other resources increased 75% to 13.5 million tons averaging 0.05 ounces of gold per ton;
  Exploration programs in 2012 identified new highly prospective targets in addition to increasing resources at each of the Company’s pre-development and exploration projects;
  Completed cleaning and enhancing the Lucky Friday Silver Shaft; and
  Paid common stock dividends totaling $17.1 million, or $0.06 per share.

Our production and cash flow in 2012 came exclusively from our Greens Creek mine. This was the result of the halt in production at our Lucky Friday mine through 2012. As a result of the halt in production, most of 2012 was spent rehabilitating and enhancing the Silver Shaft and ramps and drifts throughout the mine. In addition, several other capital projects and training initiatives were undertaken at the mine in an effort to use the time during which production was halted to enhance and improve the overall mine. Production at the mine resumed in February 2013, and all mine employees have now been recalled to work and have received extensive safety training.

Summary of Our Executive
Compensation Program for 2012

Our executive compensation program – composed of base salary, short- and long-term incentives, and equity awards – is intended to align the interests of our NEOs with the long-term interests of our shareholders. The program accomplishes this by rewarding performance that is designed, over time, to result in an increase in the value of our shareholders’ investment in Hecla. We believe that the proportion of at-risk, performance-based compensation should comprise a significant portion of executive pay. Characteristics of our program that support this philosophy include:

  At-risk Pay. Short- and long-term incentives made up 81% of 2012 total target compensation for our Chief Executive Officer (“CEO”), and 71% for the other NEOs (as noted in the charts below) with long-term and equity compensation representing a significant portion of total pay.

  Long-term Compensation. Overall, approximately 57% of targeted compensation for our NEOs is based on the long-term financial and other key performance metrics, as well as stock price performance of Hecla.

  Base Salary. Our NEOs base salary is targeted for the 25th percentile of our peers, or below average, and the only way our NEOs can receive average (50th percentile) or above average (75th percentile) total compensation is through our at-risk and performance-based compensation programs (short- and long-term incentive plans, as well as equity awards).

Although strongly weighted towards performance, the design of our program is intended to mitigate excessive risk taking by executives. We believe the mix and structure of compensation as described in this CD&A strike an appropriate balance to promote sustained performance without motivating or rewarding excessive risk.

Compensation Discussion and Analysis

Company Performance and Relationship to NEO Compensation for 2012

Our incentive compensation plans – the Annual Incentive Plan (“AIP”) and the Long-term Incentive Plan (“LTIP”) - provide measures of what we believe to be the key drivers of Hecla’s sustained long-term success that can lead to improved stock price performance. AIP is divided into Quantitative and Qualitative components. There is no weighting of the components. The committee evaluates all of the performance versus the components.

Quantitative components of the AIP and LTIP performance measures had significant outperformance in some key measures with somewhat offsetting performance in others, as shown in the chart below.

Quantitative Components of AIP and LTIP Performance Measures

Incentive Plan Measures	Corporate Value	Hecla Performance (against target)	Linkage to NEO Compensation
Reserve & Resource Growth[4]	Assets; Future Growth & Revenue; Sustain Higher Production	Above Maximum	LTIP & AIP
Cash Contribution[5]	Economic Viability; Competitive Position; Meet Growth Objectives	Above Maximum
Production Growth	Assets; Future Growth & Revenue	Below Target
#4 Shaft Completion	Sustain Higher Production; Meet Growth Objectives	Below Target
Production Cost	Operating Income	Above Target	AIP
Other Costs – G&A, Environmental	Operating Income, Sustainability	Above Target
Silver & Gold Production	Revenue Growth	Below Target
Base Metal Production	Operating Income	Below Target
Capital Expenditures	Asset Utilization; Future Production Growth	Above Target

In 2012, the operations prioritized mine maintenance and regulatory compliance over production at Greens Creek, and also sought to take advantage of the halt in production at the Lucky Friday mine to upgrade the operation and prepare for a strong start-up and sustainable operational improvements. Enhancements to safety and health were achieved both at the Lucky Friday mine and corporate-wide with the advancement

____________________
[4]	“Reserve & Resource Growth” and “resource growth” as used in this Proxy and our compensation programs refer to adding extractable metals (silver, gold, lead and zinc) that are needed to deliver future production by mining companies such as Hecla. Hecla can only produce its metals if it has reserves and resources. More specifically, “resource” is a concentration of occurrence of minerals in the Earth in such form and quantity that it has reasonable prospects for economic extraction. “Reserve” is the part of a mineral resource for which, based upon appropriate assessments and adequate information, it is determined that economic extraction could be reasonably justified.
[5]	“Cash contribution” refers generally to cash flow from mine production, i.e., the margin on our sales of products, with certain adjustments.

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Hecla Mining Company Notice of 2013 Annual Meeting and Proxy Statement	39

of the Core Safety Program and several other initiatives. The Silver Shaft rehabilitation and enhancement plan was achieved safely and effectively; employee and community support programs met critical objectives; and the Lucky Friday mine was well-positioned for start-up in early 2013. The #4 Shaft project was restarted in September 2012, well ahead of the April 2013 projection date. Significant success was achieved in filling vital roles in professional, managerial and technical ranks, adding substantial expertise in geotechnical and project engineering, safety and health, operations and exploration, and accomplishments in succession planning in general also occurred. In government and community relations, significant gains were made in improving relationships with government and regulatory officials, especially in Alaska, as well as with mining associations such as National Mining Association, Alaska Producers Association, Idaho Mining Association and Northwest Mining Association.

In addition, the Company also accomplished many qualitative goals under the AIP that enabled Hecla to help ensure regulatory compliance, improve operations, and enhanced organizational and professional competency. Considerable improvement was achieved in all areas of safety and health, including the hiring of several additional health and safety professionals, implementation of improved safety systems and procedures, advanced training and education of management and personnel at all levels, and a substantial decrease in injury rates. Hecla increased its land position, successfully resolved a Delaware derivative lawsuit and other lawsuits, and significantly advanced the pre-development projects in Mexico, Colorado and Idaho.

The committee felt prioritization of mine maintenance and regulatory compliance and other initiatives resulted in overall company performance of 110% of target (out of a possible range of 0-200%). By exercising its discretion to measure the Company’s performance at 110% rather than a greater percentage in a year in which so many corporate performance goals were met or exceeded, the committee demonstrated that discretion, along with more formulaic elements, is an important part of our compensation program, in particular with respect to the AIP. See “2012 AIP – Analysis and Decision” on page 49 for more information on the AIP payouts.

As indicated in the table on page 39, the Company exceeded two of the four targets set under the LTIP. In May 2010, the committee approved four performance measures and weights for the 2010-2012 LTIP, which included resource growth, cash flow generation, production growth and #4 Shaft progress. Performance in the first two criteria was at the maximum while performance in the other two criteria was below the minimum because of the Lucky Friday shutdown. Resource growth (target was 351 million silver equivalent ounces) and cash contribution (target was $329 million), with each contributing half of the payout. Under the LTIP, the maximum payouts are $200 per unit awarded if 115% of the target for resource growth is achieved (paying $50 per unit); 115% of the target for cash contribution is achieved (paying $50 per unit); 115% of the target for production growth is achieved (paying $50 per unit); and if the #4 Shaft was 80% complete at the end of 2012 (paying $50 per unit). During the 2010-2012 period, the resource growth target was achieved at 780% (positioning Hecla with the largest resource base in its history), and the cash contribution target was achieved at 116% of target. This means that LTIP awards to our NEOs were $100 per unit, and that was the value paid. See “2010-2012 LTIP – Analysis and Decision” on page 51 for more information on the LTIP payouts.

Key Compensation Committee Actions Following Say-on-Pay Vote

Last year, we received an 87% vote in favor of our NEO compensation (“Say-on-Pay”). This result indicates support for our executive compensation program. Nevertheless, the committee continues to review our executive compensation structure to increase its effectiveness and further align with shareholder interests. For example, over the past year, the committee made the following changes to our executive compensation program:

  Implemented share ownership guidelines for executive officers, including the NEOs, and directors;
  Adopted a compensation recoupment “clawback” policy;
  Revised the Company’s comparator group to improve industry representation and include companies more relevant in size;
  Reviewed the LTIP structure and measures for potential adjustments in 2013. Based on the review, the committee changed the “resource” growth performance metric to a “reserve” growth performance metric for the 2013-2015 LTIP;
  Awarded restricted stock units in 2012 with a three- year vesting period, in place of a shorter vesting period or awarding stock options; and
  Added a three-year Total Shareholder Return performance-based award for the CEO.

Compensation Discussion and Analysis

The following is a summary of changes in compensation and performance results and corresponding compensation plan payments for 2012, as approved by the committee (further details are provided in the “2012 Compensation” section of this CD&A beginning on page 48):

  Base Salary. We adjusted base salaries following a comprehensive review by Mercer (US) Inc., our independent compensation consultant, of base salaries in our comparator group. The base salaries of the NEOs were generally below the 25th percentile of the peers and between the 25th percentile and median of the survey data (PricewaterhouseCoopers Mining Industry Salary Survey, Mercer U.S. Premium Executive Remuneration Suite (general industry) and Towers Watson Survey Report on Top Management Compensation (general industry)). Based on the review, the committee recommended, and the Board approved, salary increases placing the NEOs at approximately the 25th percentile.

  Annual Incentive Plan (AIP). Aggregate Company performance for 2012 was judged by the committee to be 110% of target based on the measures stated on page 49.
  2010-2012 Long-term Incentive Plan. Only two of the four key performance elements (e.g., resource growth, cash contribution, production growth and #4 Shaft completion) were met in 2012. The aggregate three-year performance for resource growth was 780% of target, and the three-year performance for cash contribution was 116% of target. Due to the Lucky Friday mine being shutdown in 2012, work on the #4 Shaft was suspended and therefore did not result in any payout under the matrix. The Company was unable to achieve the production growth as well because of the Lucky Friday mine shutdown, and therefore did not result in any payout under the matrix. Since only two elements were met (resource growth and cash contribution), each named executive officer was awarded $100 per unit. See “2010-2012 Performance Unit Valuation” tables on page 52.

  Restricted Stock Units. Awarded to NEOs in three equal amounts with vesting periods of one, two and three years, respectively.

  Performance-based Shares. Awarded performance-based shares to the CEO, which are based on a three-year Total Shareholder Return. See “Performance-based Shares” on page 53 for further discussion of the three-year Total Shareholder Return.

Managing Executive Compensation in Commodities Industry

Our stock price is heavily influenced by silver, gold, lead and zinc prices, which fluctuate widely and are primarily driven by economic, political and regulatory factors that are difficult to predict and outside of the Company’s control. Since our stock price is significantly influenced by these external factors, it is a challenge for us to develop performance-based measures that allow our executives to influence our stock price. As a result, our compensation program is designed to focus management’s efforts in areas where they have the most influence on driving long-term business performance (e.g., production, costs, and resource growth) over more cyclical measures of performance that are more directly influenced by metals prices.

In addition, precious metals companies such as Hecla create shareholder value by finding, developing and mining ore. Oftentimes, this demands that these companies make substantial and sustained investments in exploration and pre-development, at the expense of current earnings. Because of the prominence of earnings in assessing the perceived value of a company, this is an additional challenge to developing an executive compensation program for a precious metals company.

Despite these challenges, we have designed an executive compensation program that utilizes a comprehensive performance-based compensation structure, ensuring an appropriate balance of operational and financial incentives based on:

  Short- and long-term performance of the Company;
  Individual performance of our executive management;
  Internal and external performance comparisons; and
  Formulaic and discretionary programs.

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Hecla Mining Company Notice of 2013 Annual Meeting and Proxy Statement	41

This structure is illustrated in the following charts showing the mix of incentive instruments used by Hecla for the CEO and other NEOs:

Compensation Discussion and Analysis

Our executive compensation program has not eliminated the effects of fluctuations in the price of metals on executive pay. To the contrary, to align our executives’ interests with those of shareholders, a substantial portion of total compensation is in equity in which value is realized over a number of years, both in terms of vesting schedules and any future increases in the value of our stock.

We believe the approach to managing executive compensation in the commodities industry described above aligns the incentive structure we desire with business performance elements that which, taken together, support Hecla’s goal of providing long-term performance gains for our shareholders.

Executive Compensation Objectives and Principles

Our compensation program is designed to attract, motivate, reward and retain the management talent needed to achieve our corporate objectives, and thereby increase shareholder value in a highly competitive industry. It is our policy to provide incentives to the Company’s senior management to achieve both short- and long-term goals in the form of at-risk compensation, which provides a significant portion of our executives’ total compensation. In fact, our executive compensation program is designed to have more pay-at-risk than the comparator group over time, such that increased performance generally leads to an increased level of compensation compared to the comparator group (and vice versa). We believe that such a policy, which directly aligns the financial interests of management with the financial interests of our shareholders, provides the proper incentives to attract, motivate, reward and retain high quality management. See “Oversight and Determination of the Executive Compensation Program – Market Positioning” on page 46 for more information about our approach to executive compensation in the precious metals mining industry.

To meet these compensation objectives, the committee is guided by the following principles that express the committee’s view that compensation at Hecla should be:

  Performance-based – to reward company-wide results in addition to recognizing individual performance, focusing on objectives that are directly under the control of executives;
  Long-term focused – long-term incentive compensation linked to long-term shareholder value should comprise the most significant compensation opportunity for our senior executives;
  Market-competitive – compared to mining industry
peers, total compensation is targeted at the market 75th percentile level to attract, motivate and retain high caliber talent; and
  Aligned with shareholders – provide a significant portion of incentive compensation to executives in the form of equity-based awards. Award values fluctuate based on share value thus aligning officer and shareholder interests.

Our executive compensation program has remained substantially the same for several years. We believe that our four main components of compensation – base salary, annual incentive awards, long-term incentive awards, and equity grants – together help us to achieve these objectives. We do not provide any material perquisites to our NEOs. The committee viewed the favorable vote (87%) last year by our shareholders for our executive compensation as further validation of the Company’s approach. Nevertheless, because compensation is a dynamic concept, and the market in which we compete can change, sometimes rapidly, elements of our NEO compensation program have changed since last year as described in this Proxy Statement, including under “Key Compensation Committee Actions Following Say-on-Pay Vote” on page 40.

We operate in a competitive and challenging industry. Over the past several years, the worldwide mining boom has significantly increased the demand for executives with mining-related skills and experience in the mining industry. In addition, the talent supply in the mining industry is very tight, particularly in the United States. As a result, having a compensation strategy that supports our business strategy is critical to our success.

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Hecla Mining Company Notice of 2013 Annual Meeting and Proxy Statement	43

Oversight and Determination of the Executive Compensation Program

Role of the Compensation Committee. The committee, consisting of George R. Nethercutt, Jr., Ted Crumley, Dr. Anthony P. Taylor and Terry V. Rogers, has primary responsibility for executive compensation decisions. Our CEO’s compensation is approved by the independent members of the Board based on recommendations of the committee. The committee carries out its responsibilities under a charter approved by the Board. The committee receives information from Mercer (US) Inc., its independent executive compensation consultant. The committee uses this information in making decisions and conducting its annual review of the Company’s executive compensation program.

The Chairman of the Board, with input of the committee Chairman, also leads an annual analysis by the independent directors of our CEO’s performance. The independent directors discuss the results of the evaluation during an executive session, without the CEO present, and the Board determines the CEO’s annual compensation.

The committee has a rolling agenda. Its heaviest workload occurs during the first half of the year, as decisions are made with respect to short- and long-term incentives earned for the prior year’s performance and the design, target-setting and levels of compensation to be reflected in the current year’s short- and long-term incentive plans. The committee also reviews and approves this CD&A. During the second quarter, the committee reviews materials relating to comparator group composition, competitive pay analysis and other information which forms the foundation for decisions on base salary and equity awards.

Role of Management. The committee considers input from the CEO in making determinations regarding our executive compensation program and the individual compensation of each executive officer (other than himself). As part of our annual review process, the CEO reviews the performance of each member of the executive team (other than himself), and their contribution to the overall performance of the Company. Approximately mid-year, the CEO presents recommendations to the committee regarding base salary adjustments, target annual incentive awards, stock-based grants, and long-term performance unit grants, based on a thorough analysis of relevant market compensation data comparing Hecla with an applicable comparator group within the mining industry. The CEO and senior management also make recommendations to the committee regarding our annual and long-term quantitative goals and annual qualitative goals for the executive officers (other than the CEO), as well as recommendations regarding the participation in our stock-based compensation plans and amendments to the plans, as necessary.

The committee reviews these recommendations and exercises its discretion in modifying any of the recommendations before making its recommendations to the Board.

Role of Compensation Consultant. The committee has the authority to directly retain the services of independent consultants and other experts to assist in fulfilling its responsibilities. The committee engaged the services of Mercer (US) Inc., a wholly owned subsidiary of Marsh & McLennan Companies, Inc. (“Mercer”), to review and provide recommendations concerning all of the components of the Company’s executive compensation program. Mercer performs executive compensation services solely on behalf of the committee, is engaged by and reports directly to the committee, meets separately with the committee with no members of management present, and consults with the committee chairman between meetings. As described on page 45 under “Comparator Group,” Mercer assists the committee in defining the appropriate market of the Company’s peer companies for executive compensation and practices, and in benchmarking our executive and director pay against the peer group each year. Mercer also assists the committee in benchmarking our director compensation program and practices against those of our peers.

In compliance with the SEC and NYSE requirements regarding the independence of compensation consultants, Mercer provided the committee with a letter addressing each of the following six independence related factors:

  Other services provided to us by Mercer;
  Fees paid by us to Mercer as a percentage of Mercer’s total revenue;
  Policies and procedures maintained by Mercer that are designed to prevent a conflict of interest;
  Any business or personal relationships between the individual representatives of Mercer who advised the committee and any member of the committee;
  Any shares of Company common stock owned by the individual representatives; and
  Any business or personal relationships between our executive officers and Mercer or the individual representatives.

Their responses affirm the independence of Mercer and the partners, consultants, and employees who service the committee on executive pay and governance issues.

Compensation Discussion and Analysis

In June 2012, Mercer performed a competitive analysis and presented its findings and recommendations to the committee. The competitive analysis provided detailed comparative data for each executive position and assessed each component of pay, including base salary, annual and long-term incentives and total target compensation, as well as the mix of compensation between these pay elements. We compared this information to our executives’ compensation by similarity of position. The committee also reviewed the Company performance and carefully evaluated each executive’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career with the Company, current compensation arrangements and long-term potential.

The committee has established procedures that it considers adequate to ensure that Mercer’s advice to the committee remains objective and is not influenced by Hecla’s management. These procedures include: a direct reporting relationship between the Mercer consultant and the committee; a provision in the committee’s engagement letter with Mercer specifying the information and recommendations that can and cannot be shared with management; an annual update to the committee on Mercer’s financial relationship with Hecla, including a summary of the work performed for Hecla during the preceding 12 months; and written assurances from Mercer that within the Mercer organization, the Mercer consultant who performs services for Hecla has a reporting relationship determined separately from Mercer’s other lines of business and from its other work for Hecla.

The total amount of fees for executive compensation consulting services Mercer provided to the committee in 2012 was $78,385.

During 2012, Mercer or its affiliates provided Hecla with other consulting services not related to executive compensation. The total amount of fees for these additional consulting services in 2012 was $126,406. The decision to engage Mercer or its affiliates for these additional consulting services was made by management and neither the committee nor the Board approved these other services.

Comparator Group. In making compensation decisions, the committee considers the compensation of our CEO and the other NEOs relative to the compensation paid to similarly situated executives at companies we consider to be our peers. Mercer worked closely with the committee to develop a comparator group by screening public companies in our general industry (exploration and development of mineral properties and mining, processing and sale of silver and gold) and on the basis of comparable size, annual revenue and market capitalization.

The committee established our current comparator group of companies in June 2012. With the assistance of Mercer, the committee reviews the composition of the comparator group annually to ensure that companies remain relevant for comparative purposes. The 2012 comparator group used was comprised of the following companies:

	Annual Revenue[1]	Market Cap[1]
Company	($millions US)	($millions US)	Corporate Location
IAMGOLD Corporation	1,673	2,982	Canada
AuRico Gold	402	1,676	Canada
Centerra Gold Inc.	1,037	1,768	Canada
Pan American Silver Corporation	856	2,554	Canada
New Gold Inc.	696	4,574	Canada
Coeur d’Alene Mines Corporation	1,021	1,883	United States
Stillwater Mining Company	906	1,653	United States
Allied Nevada Gold Corp.	152	1,973	United States
Alamos Gold Inc.	231	1,684	Canada
Eldorado Gold	1,099	7,186	Canada
Golden Star Resources Ltd.	471	414	Canada
Median	856	1,883
Hecla Mining Company	478	1,396	United States

1.	In $US millions as of year-end 2011. Canadian companies converted to $US using December 31, 2011 exchange rate of $1.00 US = $1.0175 CDN.

In 2012, the committee did not make any deliberate changes to the peer group companies. However, two changes occurred in the peer group: Gammon Gold changed its name to AuRico Gold in June 2011, and AuRico Gold acquired Northgate Minerals in October 2011.

We believe these companies are appropriate comparators because they are in the same industry as Hecla, compete with Hecla for executive talent, have executives in positions similar to ours, and are considered by the committee to be in an acceptable revenue range compared to Hecla.

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Hecla Mining Company Notice of 2013 Annual Meeting and Proxy Statement	45

Market Positioning. For the NEOs as a group, the committee’s policy is to target base salaries to the 25th percentile of the competitive market. Annual cash compensation (i.e., base salaries plus annual performance-based cash incentives) is targeted at the 50th percentile (median) of the competitive market. The total compensation opportunity (including salary, annual incentive and long-term incentive pay, restricted stock units and stock options) is targeted at the 75th percentile of the competitive market. Total compensation can exceed the 75th percentile if performance is assessed at better than target. This means that we provide below-market base salaries but above-market incentive pay, equity grants and total compensation. The committee has established this market positioning policy for total compensation because it wants to attract the type of executive who is motivated by a compensation program that emphasizes performance-based pay to a greater extent than the market.

Compensation Risk Assessment

The committee does not believe our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. In 2012, with the assistance of Mercer, the committee assessed the Company’s compensation arrangements to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. The committee’s determination is based on its assessment of the balance of potential risk to potential reward. Although the committee reviewed all compensation programs, it focused on the programs with variability of payout, and the ability of a participant to directly affect payout, as well as the controls on participant action and payout. Base salary and performance-based compensation are generally uniform in design and operation throughout the Company and with all levels of salaried employees. The Company’s compensation policies and practices are centrally designed and administered for base salary and annual incentive compensation, and are based on similar performance criteria for each salaried employee. Long-term incentive and equity compensation are applicable to specific employees in executive and managerial positions as approved by the Board, with the same performance criteria applied for all eligible participants.

Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We also believe that our incentive compensation arrangements provide incentives that: do not encourage risk-taking beyond the Company’s ability to effectively identify and manage significant risks; are comparable with effective internal controls and risk management practices of the Company; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Compensation Discussion and Analysis

Elements of Total Compensation

We have a multifaceted compensation program. For the year ended December 31, 2012, our executive compensation program consisted of the following elements:

Compensation Element	Objective	Key Features	Terms
Base salary	Provide a fixed level of cash compensation for performing day-to-day responsibilities.	Set in the middle of each year for the 12-month period from July 1 to June 30.	Paid semi-monthly.
Incentive pay Annual Incentive Plan	Focus executives on short-term annual requirements of achieving Company plans and the performance of steps necessary to achieve longer-term objectives.

Based on corporate achievement of goals, and individual performance. Some goals are quantitative, such as production levels, and others are qualitative, like enhancements made to the Lucky Friday mine. There is no formula or weighing of the goals relative to importance, but each goal is considered and valued at the discretion of the committee.

Determined by the committee and paid in a single payment following the performance year. Awarded in the first quarter of each year. Designed to be awarded in cash, but may be paid in equity.
Long-term Incentive Plan	Focus executives on longer term value creation as determined by the specific targets of the plan.

Based on corporate goals achieved over a three-year performance period. A new three-year performance period begins each calendar year and performance units are granted in the first half of each year. Each three-year plan identifies key long-term objectives that are expected to create long-term value for shareholders such as operating performance, increasing production and resources, increasing shareholder return, and development of significant capital programs.

Determined by the committee and paid in a single payment following the three-year performance period. Awarded in the first quarter of each year. Designed to be awarded in cash, but may be paid in equity.

Equity Stock options Restricted stock units Performance-based shares	Align management’s interests with those of shareholders. Provide incentive for CEO to remain long-term and to align CEO’s interests with those of shareholders.

Stock option awards vest immediately with a five-year expiration period.

Restricted stock unit awards are denominated in shares and delivered in stock with a vesting schedule of one year or more.

Performance-based shares realize value only if the Company’s stock price ranks high within its selected peer group.

Stock options and restricted stock units are granted in the second quarter of each year.

Performance-based shares are granted to the CEO in the second quarter of each year and are based on a three-year Total Shareholder Return.

Key Employee Deferred Compensation Plan	Increase exposure to the Company, while also providing a tax deferral opportunity and encouraging financial planning.	Allows for the voluntary deferral of base salary, annual incentive pay, long-term incentive pay and restricted stock unit payouts.	Employee must make election in the previous year to defer in the coming year.
Benefits	Attract and retain highly qualified executives.	Participation in retirement plans, company-paid health, dental and vision insurance, life insurance, and accidental death and dismemberment insurance.	Same terms for all permanent full-time employees.

Mix of Compensation Components. We use the compensation components described in the table above because we believe they provide an appropriate mix of guaranteed compensation and at-risk compensation (annual performance-based incentives and long-term performance-based equity and non-equity incentives) that promotes short- and long-term performance and produces appropriate rewards. With this mix, we provide executives with an adequate base salary while motivating them to focus on the business criteria that will produce a targeted level of performance for the Company and its shareholders, and provide the executives with the opportunity to earn additional compensation through short- and long-term incentives.

We consider all pay elements and their impact on each executive’s target compensation when making determinations regarding the amount of each element. Our decisions regarding the pay mix also reflect our belief that long-term incentives provide an important motivational and retention aspect to the executive’s overall compensation package.

Finally, the compensation provided to these executives carries an at-risk element as a substantial portion of this component is comprised of time-based restricted stock units that carry risks of forfeiture and market price decline, as well as the long-term performance plan units that carry the risk of the Company not achieving its three-year period goals under the Long-term Incentive Plan.

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Hecla Mining Company Notice of 2013 Annual Meeting and Proxy Statement	47

2012 Compensation

While the amount of compensation differs among our NEOs, the compensation policies and factors affecting the amounts, as considered by the committee, are generally the same for each of our NEOs, including our CEO. In this section, we discuss the committee’s considerations with respect to each element of compensation paid in 2012.

Base Salary. Base salaries are provided to NEOs as part of a compensation package designed to recruit and retain experienced and high caliber executives in the highly competitive talent market in which we compete. Based on the market positioning policy described above, the committee manages base salaries to the 25th percentile of the competitive market for the NEOs as a group. An individual NEO’s base salary may be set above or below the market 25th percentile for that particular position, depending on the committee’s subjective assessment of the individual NEO’s experience, recent performance and expected future contribution, retention concerns, and the recommendation of the Company’s CEO (other than for himself). The committee does not use any type of quantitative formula to determine the base salary level of any of the NEOs. The committee reviews NEO salaries at least annually as part of its overall competitive market assessment, as described above. Typically, the committee makes annual salary adjustments in the middle of each year for the 12-month period from July 1 to June 30.

Base Salary – Analysis and Decision. In June 2012, the committee reviewed a market analysis prepared by Mercer. The market analysis indicated that the base salary of each of our NEOs was below the 25th percentile of the peer group and between the 25th percentile and median of the survey data. Based on these findings, the committee increased base salary levels to be competitive with the intended market positioning. The current base salary for each NEO from July 1, 2012, through June 30, 2013, was increased as follows:

2011-2012 Base Salary for NEOs

	7/1/11 to 6/30/12	7/1/12 to 6/30/13	Percentage
	Salary	Salary	Increase
NEO	($)	($)	(%)
Phillips S. Baker, Jr.	500,000	550,000	10%
James A. Sabala	300,000	330,000	10%
Dr. Dean W.A. McDonald	225,000	260,000	15.5%
Don Poirier	200,000	220,000	10%
Lawrence P. Radford	300,000	330,000	10%

Annual Incentive Plan (“AIP”). The market analysis prepared by Mercer in June 2012, indicated that annual incentives were generally between the median and 75th percentile of peers and at or above 75th percentile of the survey data.

A short-term incentive opportunity is provided through our AIP which is the annual incentive component of our executive compensation program. Consistent with Hecla’s pay-for-performance philosophy, substantially all salaried employees, including our NEOs, are eligible to participate in the AIP. In December of the prior year, or February of the current year, the committee recommends to the Board a company-wide, short-term incentive pool that is available for payment to salaried employees, including the NEOs, the payment of which is based on Company performance during the upcoming year. If the Company’s performance is at target, then the target incentive is expected to be paid.

Performance Measures and Weights. Each year, the committee determines the company-wide goals for the AIP, based on its assessment of our most critical objectives for the upcoming year. For 2012, Company performance for AIP purposes was measured based on new safety initiatives, cleanup of the Silver Shaft, and restart of the Lucky Friday mine, as well as a number of additional qualitative goals that can be grouped into broad categories such as operations, expanding exploration, departmental, resolution of legal issues, transition and succession planning issues, environmental performance, and personnel and corporate development initiatives.

In addition to Company measures, specific individual objectives are developed for each NEO (quantitative and qualitative objectives related to safety, health and environment, operations, financial, growth, production development, exploration, legal, investor relations, human capital development, and government and community relations). The specific objectives for each NEO are chosen to reflect each NEO’s individual responsibilities. While most of the objectives are subjective in nature, to the extent possible, objective and quantifiable targets are set in order to improve accountability for results.

Performance Target Setting. Our management develops proposed targets for each Company performance measure based on a variety of factors, including historical

Compensation Discussion and Analysis

corporate performance, internal budgets, forecasts and growth targets, market expectations and strategic objectives. The committee reviews the targets and adjusts them, as it deems appropriate, before recommending approval to the Board. The committee believes that linking annual incentive awards to pre-established goals creates a performance-based compensation strategy consistent with shareholder interests. The committee also believes that incentive compensation targets should be established to drive real and sustainable improvements in operating performance and the strategic position of the Company.

Target Opportunities. Each NEO has a target award opportunity expressed as a percentage of base salary, along with minimum and maximum award levels. The target award opportunities are determined based on market assessments and the committee’s market positioning policy, the individual NEO’s organization level, scope of responsibility and ability to impact Hecla’s overall performance, and internal equity among the NEOs. Actual awards are paid after the end of each annual performance period and can range from 0% to 200% of the target awards, based on the committee’s assessment of our actual performance and the individual NEO’s goals. Having an award maximum cap reduces the likelihood of windfalls to executives and encourages financial discipline. It is also competitive with typical comparator group practice.

For 2012, target AIP award opportunities for the NEOs were as follows:

Target Annual Incentive
NEO	(% of base salary)
Phillips S. Baker, Jr.	100%
James A. Sabala	75%
Dr. Dean W.A. McDonald	60%
Don Poirier	60%
Lawrence P. Radford	60%

Earned Awards. Following the end of the year, the committee reviews the Company’s actual performance and determines the extent of achievement based on actual results. However, the committee does not assign specific weights to any of the measures, nor does the committee make use of pre-established threshold-to-target and target-to-maximum performance ranges for each measure. Rather, instead of employing strict quantitative formulas, the committee reviews performance and exercises its qualitative judgment in assessing overall Company performance compared to target. From this review the committee determines the annual incentive pool available for award.

In addition, following the end of the year, the CEO and our management review the performance of the NEOs on their individual goals and determine the level of achievement compared to target for each NEO. Most of the individual goals are subjective in nature, and require the exercise of discretion and judgment to assess performance attainment. The committee reviews these performance assessments and exercises its qualitative judgment to modify any of the assessments prior to making its recommendations to the Board regarding actual AIP payments to the NEOs.

2012 AIP – Analysis and Decision. In February 2012, the committee approved the AIP goals, which included:

  Operating, administrative and capital expenditure performance;
  Financial flexibility;
  Operating improvements;
  Resource growth;
  Clean-up work of the silver Shaft at the Lucky Friday mine;
  Improvement projects at the Lucky Friday mine;
  Hecla’s safety and health program policy and practice enhancements;
  Pre-development project advancement activities
  Succession and development
  Extension of mine life; and
  Investor relations activities.

The committee approved goals in these areas because they represent areas of emphasis in 2012.

On a quarterly basis, the committee reviewed the performance versus the AIP goals. During the course of the year, the committee saw management, in a changing regulatory environment, adjust priorities to assure regulatory compliance and ongoing production and rehabilitation activities. These adjustments resulted in lower than targeted operational and administrative performance, but avoided potential larger performance risks.

The positive performance at our Greens Creek mine and precious metals prices allowed us to achieve the milestones discussed above in spite of the halt in production at the Lucky Friday mine during all of 2012, which resulted in decreased production of silver, lead, and zinc.

Despite the halt in production at the Lucky Friday mine in 2012, Hecla still achieved high levels of performance in many areas at this mine. To get the Lucky Friday mine back into production, we removed built-up cementitious material from the Silver Shaft, the primary access way from surface at the Lucky Friday mine. In addition, we removed unused utilities, constructed a water ring to prevent ice from forming in the winter, installed a metal brattice, repaired the shaft steel, and installed a new

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Hecla Mining Company Notice of 2013 Annual Meeting and Proxy Statement	49

power and fiber optic cable, all of which should improve the shaft’s functionality and possibly improve the shaft’s hoisting capacity. Once the shaft clean-up was completed down to the 4900 level, work commenced on a haulage way bypassing the area at the 5900 level impacted by a December 2011 rock burst and on rehabilitation of other mine workings. Work on the Silver Shaft and 5900 haulage way was completed in the first quarter of 2013.

Also in 2012, we

  Generated positive cash flows from operations of $69.0 million;
  Committed a record level of capital expenditures (including non-cash lease additions) of approximately $129.9 million, including $62.2 million at Greens Creek and $56.0 million at Lucky Friday;
  Increased overall proven and probable silver reserves at December 31, 2012, compared to 2011;
  Continued our investment in other mining properties and companies through several investments and acquisitions;
  Increased our exploration and pre-development spending during the year by 58% and 130% compared to 2011 and 2010, respectively, drilling targets at each of our four land packages in Alaska, Idaho, Colorado, and Mexico, and advancing pre-development projects at the historic Equity and Bulldog mines in Creede, Colorado, the Star mine in Idaho’s Silver Valley, and the San Sebastian mine in Mexico;
  Paid common stock dividends totaling $17.1 million, or $0.06 per share; and
  Achieved the above milestones utilizing cash flows generated from operations with no external financing required, while maintaining a cash balance of $191.0 million and substantially no debt as of December 31, 2012.

Based on the assessment by the committee on the Company’s overall performance on the combination of all measures under the AIP, the committee determined Company performance to be at 110% of target (out of a possible range of 0-200%).

Set forth in the table below is each NEO’s target award and actual award, which is paid in cash.

	Base Salary	Base Salary	Target Annual		Actual
	(12/31/12) X	Factor	Incentive	% to Target	Award[1]
Name	($)	(%)	($)	(%)	($)
Phillips S. Baker, Jr.	550,000	100	550,000	110	605,000
James A. Sabala	330,000	75	247,500	118	292,050
Dr. Dean W.A. McDonald	260,000	60	156,000	114	177,840
Don Poirier	220,000	60	132,000	100	132,000
Lawrence P. Radford	330,000	60	198,000	136	269,280

1.	100% of the CEO’s target AIP award is based on Company performance. For the other NEOs, 60% of their target AIP award is based on Company performance and 40% is based on individual performance. The amount reported in this column was paid in cash to the NEO and is reported in the Summary Compensation Table on page 58 under “Non-Equity Incentive Plan Compensation.”

Past AIP Awards. To demonstrate the variability of payouts and evidence that pay is significantly influenced by performance as determined under our AIP, the table below shows AIP awards for the last six years, listed by position.

			Vice President –	Vice President –	Vice President –
	President & CEO	Sr. Vice President & CFO	Operations	Exploration	Corporate Development
Year	($)	($)	($)	($)	($)
2007	308,000	82,400	122,600	95,600	87,800
2008	0	85,000	0	0	0
2009	845,500	336,000	231,240	195,316	168,432
2010	667,500	268,000	— **	178,000	140,000
2011	625,000	303,750	45,608 *	182,250	138,000
2012	605,000	292,050	269,280	177,840	132,000

*	Our new Vice President – Operations joined Hecla in October 2011, so this amount does not reflect the full annual performance period.
**	Position vacant

Long-term Incentive Plan (“LTIP”). We use a long-term incentive plan that focuses executives on meeting long-term (three-year) corporate performance goals. The LTIP is also used to attract and retain executives in a highly competitive talent market. The committee takes into account mining and general industry market practices, as well as the objectives of the LTIP when determining the terms and conditions of long-term incentive goals, such as resource additions and cash flow generation (“cash contribution”).

Compensation Discussion and Analysis

Performance Measures and Weights. Under the LTIP, a new performance period begins each calendar year and runs for three years. The three-year performance period recognizes that some value-creating activities require a significant period of time to be implemented and for measurable results to accrue. Starting a new plan period each year also provides the committee with the flexibility to adjust for new business conditions, circumstances or priorities in setting the performance metrics and goals for each three-year cycle. Performance units are assigned to each NEO at the beginning of each three-year period, and provide the basis for the amount of awards made to each NEO under the LTIP. Performance units are designed to incentivize management to deliver long-term value. Performance units reinforce Hecla’s business strategy by clearly establishing our key performance elements (e.g., cash contribution, resource growth, production growth and #4 Shaft completion) and the associated long-term performance objectives that must be met for us to be successful and ultimately create value for shareholders.

Performance units are initially assigned a target value of $100 each. The ultimate dollar value of each unit can range from $0 to $200 depending on our performance compared to the goals approved by the committee. Performance units are paid out as soon as practicable after the end of each performance period, upon approval by the committee. At the discretion of the committee, the payouts may be in the form of cash, common stock, restricted stock units, or a combination of these forms.

Award Opportunities. As noted above, the committee recommends annual grants of performance units under the LTIP. The committee does not explicitly take into account dollar amounts of realized or realizable compensation from prior long-term incentive awards when determining annual grant levels of performance units.

Earned Awards. The measures, performance attainment, and payout for each plan period since the plan was adopted, were as follows:

Total Payout per Unit
LTIP Plan Period	($)
2010-2012	100.00
2009-2011	200.00
2008-2010	83.25
2007-2009	177.75
2006-2008	161.42
2005-2007	47.85
2004-2006	103.00
2003-2005	0.00

2010-2012 LTIP – Analysis and Decision. The specific 2010-2012 LTIP goals were:

  Add 30 million silver equivalent ounces to the resource base;
  Production growth to 10.5 million ounces of silver production annually;
  $329 million of cash flow based on fixed silver prices ($15/oz.); and
  Achieve production growth by completing the #4 Shaft on schedule.

Resource growth. Increasing our resources remains a fundamental challenge because, in addition to replacing reserves, we must add other resources that can be converted to reserves to sustain higher production levels. In other words, the Company will not only have to replace its current production, but will have to discover or acquire additional ounces to achieve this target.

Production growth. Production growth target was added to the LTIP for the 2010-2012 plan period. For the LTIP to pay above target, production would have to increase 20% to achieve maximum payout under the LTIP and production below 90% of target would achieve no payout.

Cash flow. Targets are driven directly from the Company’s long-range financial plan. The range of payout is capped at 115% of target and does not pay out below 65% of target.

#4 Shaft completion. In 2010, we added another new component to the LTIP. We determined that in order to achieve production growth at the Lucky Friday mine, it was essential that the #4 Shaft be completed on schedule. If the project were to be at 80% completion on December 31, 2012, the project would be approximately one year ahead of schedule and would pay at the maximum rate of 200% of target.

The committee felt that setting these goals for the three-year period would incentivize management to focus on production and cost reduction.

In August 2010, the committee approved the following performance measures and weights for the 2010-2012 LTIP:

Performance Measure	Weight
Resource Growth	25%
Production Growth	25%
Cash Flow	25%
#4 Shaft Completion	25%

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Hecla Mining Company Notice of 2013 Annual Meeting and Proxy Statement	51

The following table summarizes the performance unit valuation ranges for resource growth, cash flow, production growth and #4 Shaft completion, for the 2010-2012 plan period:

2010-2012 Performance Unit Valuation

Resource Growth
% of Target	Unit Value
115%	$50.00
110%	$41.66
105%	$33.33
100%	$25.00
95%	$10.00
90%	$5.00

Cash Flow
% of Target	Unit Value
115%	$50.00
110%	$42.50
105%	$32.50
100%	$25.00
95%	$22.50
90%	$20.00
85%	$17.50
80%	$15.00
75%	$12.50
70%	$10.00
65%	$7.50
60%	$0.00
Production Growth
% of Target	Unit Value
115%	$50.00
110%	$41.66
105%	$33.33
100%	$25.00
95%	$20.00
90%	$15.00

	#4 Shaft Completion
% Complete @ 12/31/12	Unit Value	% of Target
80%	$50.00	200%
77.8%	$41.66	155%
75.7%	$33.33	133%
73.5%	$25.00	100%
71.8%	$20.00	80%
70.3%	$15.00	60%
68.6%	$10.00	40%
67.0%	$0.00	20%

Matrix summary. If 115% of the resource growth target is reached, there will be a payout of $50 per performance unit, regardless of the cash flow versus target. Similarly, if 115% of the cash flow target is reached, there will be a payout of $50 per performance unit, regardless of the resource growth performance versus target, and if production growth is reached at 115% of target, there would be a payout of $50 per performance unit.

During this three-year period, the resource growth was achieved by adding 194.93 million equivalent silver ounces, which is 780% of target and paid out at $50.00 per unit (see the performance unit chart above), while cash flow was achieved at 116% of target and paid out at $50.00 per unit. Due to the Lucky Friday mine being shutdown in 2012, production growth threshold was not met and work on the #4 Shaft was suspended and therefore will not result in any payout under the above matrix. The total 2010-2012 LTIP payout was $100.00 per unit.

Performance Measure	Weight	Target	Actual Performance	% of Target
Resource Growth	25%	25 Silver oz. added (millions)	194 (millions)	780%
Cash Flow	25%	$329 Cash Flow (millions)	$382 (millions)	116%
Production Growth	25%	32 Silver oz. (millions)	26 (millions)	84%
#4 Shaft Completion	25%	74% complete	50% complete	67%

Compensation Discussion and Analysis

The following chart shows the number of performance units awarded in 2010 to each NEO, the unit value achieved, and the amount of cash received (number of units x $100.00 = cash received).

	2010-2012
	Performance		Amount of
	Units	Unit Value	Cash Received[1]
Name	(#)	($)	($)
Phillips S. Baker, Jr.	7,500	100.00	750,000
James A. Sabala	2,600	100.00	260,000
Dr. Dean W.A. McDonald	1,600	100.00	160,000
Don Poirier	1,600	100.00	160,000
Lawrence P. Radford	917 [2]	100.00	91,700

1.	The amount reported in this column was paid in cash to the NEO and is reported in the Summary Compensation Table on page 58 under “Non-Equity Incentive Plan Compensation.”
2.	Mr. Radford joined the Company on October 19, 2011. These performance units are prorated.

Equity. We generally use two forms of equity for long-term incentive compensation: stock options and restricted stock units. As with the overall total compensation mix, the committee does not have a formal policy for allocating long-term incentive grant values between equity and cash or between the two forms of equity. The committee periodically makes a judgment considering market conditions, Company plans, and other factors to determine the division of the equity component between a performance focus (via stock options) and retention objectives (via restricted stock units).

Stock Options. The right to grant stock options under the 1995 Stock Incentive Plan expired in May 2010. All outstanding stock options granted under this plan are still exercisable until their expiration date. In June 2010, our shareholders approved the 2010 Stock Incentive Plan. Stock options granted under this plan will be issued with an exercise price based on the fair market closing sales price of our common stock on the NYSE on the date of grant. Accounting considerations play an important role in the design of our executive compensation program. Accounting rules such as FASB ASC 718 require us to expense the cost of our stock option grants, which reduces the amount of our reported profits.

For several years prior to the last two years, we granted stock options to key employees during the second quarter of the calendar year. In addition to these annual grants, we occasionally granted options to new employees upon hire. For the past two years, we did not make any annual stock option awards to our NEOs due to the cost of the options compared to the expected compensation to be realized by the executive.

Restricted Stock Units. Restricted stock units (“RSUs”) are granted to the NEOs under the Key Employee Deferred Compensation Plan and/or the 2010 Stock Incentive Plan. RSUs are used to retain our NEOs and also to align their interests with the long-term interests of our shareholders via both groups owning shares of stock with the common incentive to increase the value of those shares. RSUs are a less volatile award than stock options by providing value to the NEOs even with a declining share price, which may occur due to general market or industry-specific forces that are beyond the control of the NEOs (e.g., a drop in the prices of gold and silver). To balance incentive and retention needs, the committee included a one-year service-vesting requirement for one-third of the RSUs, a two year service-vesting requirement for one-third of the RSUs, and a three-year service-vesting requirement for one-third of the RSUs granted in 2012.

The Company authorized a common stock dividend program in 2011. In connection with this program, all outstanding and unvested RSU awards granted to employees are credited with dividend equivalents on unvested RSUs in order to maintain the economic alignment between the value of an RSU and the value of a share of Company common stock. Upon payment of a dividend by the Company to its shareholders, an employee with an outstanding RSU award is credited with a dollar amount equal to the dividend that would have been paid if the shares subject to that award were vested shares of common stock rather than unvested RSUs. These “dividend equivalents” are paid to an employee only if and when the underlying RSUs vest.

In 2012, we granted RSUs to approximately 48 employees, including all NEOs, under the Key Employee Deferred Compensation Plan. See “Grants of Plan-Based Awards for 2012” table on page 60 for further information.

Performance-based Shares. A new feature of the equity award granted to Mr. Baker by the independent Board members in June 2012 was the introduction of performance-based shares comprising one-half of his total equity award. These performance-based shares are RSUs that are earned if Mr. Baker remains employed over the three-year performance period and the specified performance metrics are met. The vesting of the performance units is based on the Company’s Total Shareholder Return (“TSR”) compared to that of its industry peer group over a three-year period. The number of RSUs to be issued on the maturity date of December 31, 2014, is equal to the target number of RSUs multiplied by a TSR performance multiplier. TSR is a

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Hecla Mining Company Notice of 2013 Annual Meeting and Proxy Statement	53

measure of a Company’s share price appreciation, with reinvestment of all dividends, provided any were paid. The Company’s TSR performance versus that of industry peer group companies will be based on average share price over the last 60 calendar days prior to January 1, 2012, as the base price and average share price over the last 60 calendar days of the three-year performance period to determine relative share value performance and ranking among peers. Award of the performance-based shares will be on the basis of TSR of the Company’s common stock for the three-year period from January 1, 2012 through December 31, 2014, based on the following percentile rank within industry peer group companies:

Company TSR Rank	TSR Performance
Among Peers	Multiplier
25th percentile	Threshold award at 50% of target
50th percentile	Target award at grant value
100th percentile	Maximum award at 200% of target

In June 2012, the independent members of the Board approved a performance-based long-term equity award plan for Mr. Baker, on the basis of Hecla’s TSR over the three-year performance period that culminates December 31, 2014. The target value of this award is 107,759 shares. The target value of this award is achieved if the Company’s TSR ranks at the 50th percentile compared to the industry peer group over the performance period, and the performance-based shares would vest for Mr. Baker on December 31, 2014.

The industry peer group used for purposes of the TSR performance-based award consists of the following companies:

Alamos Gold Inc.	Allied Nevada Gold Corp.
AuRico Gold	Centerra Gold Inc.
Eldorado Gold	Coeur d’Alene Mines Corporation
Golden Star Resources Ltd.	New Gold Inc.
IAMGOLD Corporation	Pan American Silver Corporation
Stillwater Mining Company

or any successors thereto, in each case, to the extent each is a publicly traded corporation throughout the entire TSR performance period.

Guidelines and Timing of Equity Awards. We have no program, plan or practice to time the grant of stock-based awards relative to the release of material non-public information or other corporate events. All equity grants to executive officers are approved by the committee or the independent directors at regularly scheduled meetings or, in limited cases involving key recruits or promotions, by a special meeting or unanimous written consent. The grant date is the meeting date or a fixed, future date specified at the time of the grant. Under the terms of our 2010 Stock Incentive Plan, the fair market value is the closing stock price of our common stock on the NYSE on the date of grant. In addition, the committee typically recommends to the Board awards of stock options and/or RSUs to NEOs in the first half of the year.

Securities Trading Policy. Executive officers are not allowed to trade in Hecla securities three weeks before through two days after the release of any Form 10-Q or Form 10-K, or at any other time during the year when material non-public information is known by the executive officer and as instructed by our Vice President and General Counsel. In addition, executive officers are not permitted to hedge or pledge any of our securities.

Stock Ownership Policy. We believe that it is important to encourage our executive officers to hold a material amount of our common stock and to link their long-term economic interest directly to that of our shareholders. To achieve this goal, in June 2012, the committee developed stock ownership guidelines for the NEOs. The stock ownership guidelines established for the NEOs (except the President and CEO) is two times annual base salary, which must be achieved within five years. The stock ownership guidelines established for the President and CEO is six times annual base salary, to be achieved within five years.

The table on page 55 summarizes the NEOs stock ownership guidelines, number of shares required, and number of shares owned. As of December 31, 2012, all of the NEOs met their stock ownership guidelines based on the closing market price of our common stock on the NYSE as of December 31, 2012 ($5.83). In our calculations, we include shares directly held and unvested RSUs. We do not include unexercised stock options or performance-based shares.

Compensation Discussion and Analysis

Executive Stock Ownership as of December 31, 2012

							Total Value of Shares
		Annual Base	Total Value of	Shares Held			Held by NEO at
	X Annual Base	Salary	Shares to be Held	Directly	Unvested RSUs	Total Shares	12/31/12 ($5.83)
NEO	Salary	($)	($)	(#)	(#)	(#)	($)
Baker	6x	550,000	3,000,000	781,432	162,629	944,061	5,503,875
Sabala	2x	330,000	660,000	76,574	91,050	167,624	977,247
McDonald	2x	260,000	520,000	102,877	81,881	184,758	1,077,139
Poirier	2x	220,000	440,000	96,750	53,255	150,005	874,529
Radford	2x	330,000	660,000	21,764	99,845	121,609	708,980

Other

Nonqualified Deferred Compensation Plan. We maintain the Key Employee Deferred Compensation Plan (the “KEDCP”), a nonqualified deferred compensation plan under which participants may defer up to 100% of their annual base salary and up to 100% of their short- and long-term performance-based or incentive compensation. Participants may elect to have these amounts valued based upon Hecla common stock and credited to a stock account. Alternatively, participants may elect to have these amounts valued in dollars and credited to an investment account. The KEDCP provides for matching and discretionary contributions by us when deferral amounts are valued based upon our common stock. This feature promotes alignment of the participants with our shareholders. Investment accounts of deferral amounts valued in dollars are credited monthly with an amount based on the annual prime rate for corporate borrowers. In general, participants may receive distributions from their deferred compensation balances only upon separation from service with us or according to a fixed date or schedule selected by the participants. The amounts deferred are unfunded and unsecured obligations of Hecla, receive no preferential standing, and are subject to the same risks as any of our other general obligations. Additional details about the KEDCP are described in the narrative accompanying the “Nonqualified Deferred Compensation for 2012” table on page 62.

Benefits. We provide our employees with a benefits package that is designed to attract and retain the talent needed to manage Hecla. Therefore, all United States salaried employees, including the NEOs, are eligible to participate in the Hecla Mining Company Qualified Retirement Plan (the “Retirement Plan”), the Capital Accumulation Plan (a 401(k) plan, which includes matching contributions by Hecla up to 6%), health, vision and dental coverage, various company-paid insurance plans, and paid time off, including vacations and holidays. All Canadian salaried employees including NEOs are eligible to participate in a similar benefits package. NEOs are eligible to receive certain additional benefits, as described below. The committee intends for the type and value of such benefits offered to be competitive with general market practices.

Nonqualified Defined Benefit Plan. Under the Retirement Plan, upon normal retirement each participant is eligible to receive a monthly benefit equal to a certain percentage of final average annual earnings for each year of credited service. Additional details about the Retirement Plan are described in the narrative accompanying the “Pension Benefits” table that is included in this Proxy Statement on page 69. Under Hecla’s unfunded Supplemental Excess Retirement Plan, the amount of any benefits not payable under the Retirement Plan by reason of the limitations imposed by the Internal Revenue Code and/or the Employee Retirement Income Security Act, and the reduction of benefits, if any, due to a deferral of salary made under our KEDCP, will be paid out of our general funds to any employee who may be adversely affected. The Retirement Plan and Supplemental Excess Retirement Plan define earnings for purposes of the plans to include salary plus any other cash incentives.

Personal Benefits. We do not provide company-paid cars, country club memberships, or other similar perquisites to our executives. The only material personal benefit provided by Hecla is a relocation benefit, which is offered as needed to meet specific recruitment needs.

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Hecla Mining Company Notice of 2013 Annual Meeting and Proxy Statement	55

Clawback Policy

At its February 2013 meeting, the Compensation Committee adopted a clawback policy with respect to incentive awards to executive officers. The policy provides that in the event of a restatement of the Company’s financial results as a result of material non-compliance with financial reporting requirements, the members of the Board will review incentive compensation that was paid to the Company’s current or former executive officers under the Company’s Annual Incentive Plan and Long-term Incentive Plan (or any successor plans) based solely on the achievement of specific corporate financial goals (“Incentive Award”) during the period of the restatement. If any Incentive Award would have been lower had it been calculated based on the Company’s restated financial results, the Board will, as it deems appropriate, recover from any executive whose conduct is determined by the Board to be the cause or partial cause for the restatement, any portion of an Incentive Award paid in excess of what would have been paid based on the restated financial results. The policy does not apply in any situation where a restatement is not the result of material non-compliance with financial reporting requirements, such as any restatement due to a change in applicable accounting rules, standards or interpretations, a change in segment designations or the discontinuance of an operation.

Insider Trading Policy

Our insider trading policy prohibits all directors, executive officers (as defined by Section 16 of the Exchange Act) and certain other employees designated as insiders from purchasing or selling any Company security, whether or not issued by the Company, while in possession of material non-public information about the Company. In addition, directors and officers are prohibited from short-term trading, short sales, options trading, trading on margin, hedging or pledging any securities of the Company.

Employment Agreements

Hecla has an employment agreement with each of our NEOs that contains provisions regarding the results of a change-in-control of the Company in certain circumstances. The committee believes that these agreements are important for a number of reasons, including providing reasonable compensation opportunities in the unique circumstances of a change-in-control that are not provided by other elements of our compensation program. The committee believes that change-in-control benefits, if structured appropriately, serve to minimize the distraction caused by a potential transaction and reduce the risk that key executives will leave Hecla before a transaction closes. The committee also believes that these agreements motivate the executives to make decisions that are in the best interests of our shareholders should a change-in-control take place. These agreements do this by providing executives with the necessary job stability and financial security during a change-in-control transaction and the subsequent period of uncertainty to help them stay focused on managing Hecla rather than on their own personal employment situation. The committee believes that all of these objectives serve the shareholders’ interests. The committee also believes that change-in-control provisions are an essential component of the executive compensation program and are necessary to attract and retain senior talent in the highly competitive talent market in which we compete.

The change-in-control provisions were developed by the Company and the committee based on market and industry competitive practice. The Company and the committee periodically review the benefits provided under the agreements to ensure that they serve our interests in retaining our key executives, are consistent with market and industry practice, and are reasonable.

Under the terms of our equity-based compensation plans and our employment agreements, the CEO and the other NEOs are entitled to payments and benefits upon the occurrence of specified events, including termination of employment (with and without cause) and upon a change-in-control of the Company. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end, are described in detail in the section entitled “Employment Agreements, Change-in-Control and Termination” on page 63.

Compensation Discussion and Analysis

The termination of employment provisions of the employment agreements were entered into to address competitive concerns when the NEOs were recruited to Hecla by providing these individuals with a fixed amount of compensation that would offset the risk of leaving their prior employer or foregoing other opportunities to join the Company. At the time of entering into these arrangements, the committee considered the aggregate potential obligations of the Company in the context of the desirability of hiring the individual and the expected compensation upon joining Hecla.

In 2011, the committee reviewed the terms of our employment agreements with executive officers and recommended that the standard agreement be revised for any new executive officers. While the committee believes the change-in-control provisions in our existing executive employment agreements benefit the Company, the committee decided to make changes to future executive employment agreements to align with recent market trends and generally accepted best practices in this area. For more information on these changes, see “Employment Agreements, Change-in-Control and Termination” on page 63.

Tax and Accounting Considerations

Our compensation programs are affected by each of the following:

Accounting for Stock-Based Compensation. We account for stock-based compensation in accordance with the requirements of FASB ASC Topic 718. We also take into consideration other generally accepted accounting principles in determining changes to policies and practices for our stock-based compensation programs.

Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code Section 162(m)”) provides that compensation in excess of $1 million paid to the CEO or to any other NEO (other than the chief financial officer) of a public company will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Code Section 162(m). We also believe that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m). Amounts awarded or paid under any of our compensation programs, including salaries, annual incentive awards, performance awards, stock options and RSUs, may not qualify as performance-based compensation that is excluded from the limitation on deductibility.

Our primary objective in designing and administering our compensation policies is to support and encourage the achievement of our strategic goals and to enhance long-term shareholder value. For these and other reasons, the committee has determined that it will not necessarily seek to limit executive compensation to the amount that will be fully deductible under Code Section 162(m). The committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, as determined by the committee to be consistent with our compensation policies and in the best interests of the Company and our shareholders.

In 2012, Mr. Baker, our President and Chief Executive Officer, earned amounts in excess of $1 million, therefore a portion of his total compensation is not deductible by Hecla.

Section 409A of the Internal Revenue Code. Section 409A imposes additional significant taxes in the event that an executive officer or director receives “deferred compensation” that does not satisfy the requirements of Section 409A. We believe that we have designed and operated any plans to appropriately comply with Section 409A.

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Hecla Mining Company Notice of 2013 Annual Meeting and Proxy Statement	57

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Hecla’s management and its independent compensation consultant. Based on its review and discussions, the committee recommended to the Board, and the Board has approved the Compensation Discussion and Analysis included in this Proxy Statement and in Hecla’s Annual Report on Form 10-K for the year ended December 31, 2012.

Respectfully submitted by
The Compensation Committee of the
Board of Directors

George R. Nethercutt, Jr., Chairman
Ted Crumley
Terry V. Rogers
Dr. Anthony P. Taylor

Compensation Tables

Summary Compensation Table for 2012

The following compensation tables provide information regarding the compensation of our CEO, CFO, and three other executive officers who were the most highly compensated in the calendar year ended December 31, 2012 (“NEOs”).

							Change in
							Pension
							Value and
							Non-Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary[1]	Bonus[2]	Awards[3]	Awards[3]	Compensation[4]	Earnings[5]	Compensation		Total
Position	Year	($)	($)	($)	($)	($)	($)	($)		($)
Phillips S. Baker, Jr. President and Chief Executive Officer	2012	522,917	—	979,305 [9]	0	1,355,000	1,059,514	15,000	[6]	3,931,736
	2011	472,500	—	800,004	0	1,745,000	592,579	12,792		3,622,875
	2010	445,000	—	436,220	441,744	1,133,700	445,799	12,792		2,915,255
James A. Sabala Senior Vice President and CFO	2012	313,750	—	327,000	0	552,050	254,701	15,000	[6]	1,462,501
	2011	290,000	—	299,998	0	653,750	148,278	12,317		1,404,343
	2010	280,000	—	145,408	147,249	387,464	77,398	15,917		1,053,436
Dr. Dean W. A. McDonald[8] Vice President - Exploration	2012	242,444	—	294,000	0	337,840	200,307	15,000	[7]	1,089,591
	2011	212,500	—	270,008	0	442,250	118,525	15,213		1,058,496
	2010	196,500	—	121,171	122,705	286,225	86,366	14,759		827,726
Don Poirier[8] Vice President – Corporate Development	2012	210,411	—	193,000	0	292,000	149,824	15,000	[7]	860,235
	2011	200,000	—	170,002	0	378,000	89,925	15,213		853,140
	2010	179,000	—	96,939	98,165	239,900	52,808	14,759		681,571
Lawrence P. Radford[10] Vice President – Operations	2012	313,750	—	222,000	0	360,980	38,823	15,000	[6]	950,553
	2011	47,884	—	414,180	0	82,208	2,817	11,243	[11]	558,332
	2010	—	—	—	—	—	—	—		—

1.	Salary amounts include both base salary earned and paid in cash during the fiscal year listed.
2.	In accordance with SEC rules, the “Bonus” column will only disclose discretionary cash bonus awards. In each of 2010, 2011 and 2012, there were no discretionary cash bonuses awarded to any NEO for those years.

Compensation Tables

3.	The amounts shown in the “Stock Awards” column and the “Option Awards” column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For a description of the assumptions used in valuing the awards, please see Note 9 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. Please see the “Grants of Plan-Based Awards for 2012” table on page 60 for more information about the awards granted in 2012.
4.	This column represents the cash performance payments awarded and earned by the NEOs in the calendar year indicated for each of 2010, 2011 and 2012 under our AIP and the LTIP for the 2008-2010, 2009-2011, and 2010-2012 plan periods as follows:

		AIP Cash				LTIP Cash	Total AIP and
		Award	LTIP Plan	LTIP Units	Unit Value	Award	LTIP
Name	AIP	($)	Period	(#)	($)	($)	($)
	2012	605,000	2010-2012	7,500	100.00	750,000	1,355,000
Phillips S. Baker, Jr.	2011	625,000	2009-2011	5,600	200.00	1,120,000	1,745,000
	2010	667,500	2008-2010	5,600	83.25	466,200	1,133,700
	2012	292,050	2010-2012	2,600	100.00	260,000	552,050
James A. Sabala	2011	303,750	2009-2011	1,750	200.00	350,000	653,750
	2010	268,000	2008-2010	1,435	83.25	119,464	387,464
	2012	177,840	2010-2012	1,600	100.00	160,000	337,840
Dr. Dean W.A. McDonald	2011	182,250	2009-2011	1,300	200.00	260,000	442,250
	2010	178,000	2008-2010	1,300	83.25	108,225	286,225
	2012	132,000	2009-2011	1,600	100.00	160,000	292,000
Don Poirier	2011	138,000	2009-2011	1,200	200.00	240,000	378,000
	2010	140,000	2008-2010	1,200	83.25	99,900	239,900
	2012	269,280	2010-2012	917	100.00	91,700	360,980
Lawrence P. Radford	2011	45,608	2009-2011	183	200.00	36,600	82,208
	2010	—	2008-2010	—	—	—	—

5.	The amounts reported in this column are changes between December 31, 2011 and December 31, 2012 in the actuarial present value of the accumulated pension benefits. None of the amounts reported in this column are above-market nonqualified deferred compensation earnings.
6.	These amounts are Hecla’s matching contributions made under Hecla’s Capital Accumulation Plan for the NEOs.
7.	These amounts are for retirement contributions made on behalf of Dr. McDonald and Mr. Poirier. Canadian employees are excluded from participation in the Hecla Capital Accumulation Plan. Dr. McDonald and Mr. Poirier are paid in Canadian funds. The amounts reported are in U.S. dollars based on the applicable exchange rates as reported in The Wall Street Journal from time-to-time.
8.	Dr. McDonald and Mr. Poirier receive their compensation in Canadian funds. The amounts reported for Dr. McDonald and Mr. Poirier are in U.S. dollars based on the applicable exchange rates as reported in The Wall Street Journal from time-to-time during this time period.
9.	Includes: (i) restricted stock units (107,759) granted to Mr. Baker on June 25, 2012; and (ii) and performance-based shares awarded to Mr. Baker on June 25, 2012. See “Performance-based Shares” on page 53 for a description of the performance-based shares.
10.	Mr. Radford was not a NEO in calendar year 2010. Accordingly, compensation information for Mr. Radford is provided only for calendar years 2011 and 2012.
11.	This amount consists of (i) $1,614 matching contribution made under Hecla’s Capital Accumulation Plan; and (ii) $9,629 for apartment rent with regard to Mr. Radford’s relocation to Coeur d’Alene, Idaho, in 2011.

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Hecla Mining Company Notice of 2013 Annual Meeting and Proxy Statement	59

The following table shows all plan-based awards granted to the NEOs during 2012.

Grants of Plan-Based Awards for 2012

						Other	All Other			Grant
						Stock	Option			Date Fair
						Awards:	Awards:	Exercise	Closing	Value of
						Number	Number of	or Base	Market	Stock
		Long-Term	Estimated Future Payouts Under			of Shares	Securities	Price of	Price on	and
		Performance	Non-Equity Incentive Plan Awards			of Stock	Underlying	Option	Date of	Option
	Grant	Plan Units	Threshold	Target	Maximum	or Units	Options	Awards	Grant	Awards
Name	Date	(#)	($)	($)	($)	(#)[5]	(#)	($/Sh)	($)	($)
Phillips S. Baker, Jr.
Restricted Stock[1]	6/25/12					107,759			4.64	500,001
Performance Shares[2]	6/25/12					107,759			4.64	479,304
LTIP[3]		8,250	0	825,000	1,650,000
AIP[4]			0	550,000	1,100,000
James A. Sabala
Restricted Stock[1]	6/25/12					70,474			4.64	327,000
LTIP[3]		3,200	0	320,000	640,000
AIP[4]			0	247,500	495,000
Dr. Dean W.A. McDonald
Restricted Stock[1]	6/25/12					63,362			4.64	294,000
LTIP[3]		2,500	0	250,000	500,000
AIP[4]			0	156,000	312,000
Don Poirier
Restricted Stock[1]	6/25/12					41,595			4.64	193,000
LTIP[3]		2,000	0	200,000	400,000
AIP[4]			0	132,000	264,000
Lawrence P. Radford
Restricted Stock[1]	6/25/12					47,845			4.64	222,000
LTIP[3]		2,500	0	250,000	500,000
AIP[4]			0	198,000	396,000

1.	Represents the number of RSUs granted on June 25, 2012, to the NEOs under the terms of the KEDCP. The restrictions lapse for one-third of the RSUs on June 25, 2013, one-third on June 25, 2014, and one-third on June 25, 2015, at which time the units are converted into shares of our common stock. The grant date fair value of the RSUs is the number of restricted shares multiplied by the closing price of the Company common stock on the grant date of $4.64.
2.	Represents the number of performance-based shares of Hecla common stock, having a target value of $500,000 with the potential of up to 200% of this target value (subject to specific performance terms and conditions established for these shares) to Mr. Baker under the KEDCP. Award of these performance-based shares will be on the basis of TSR of Hecla common stock for the three-year period from January 1, 2012 through December 31, 2014, based on the following percentile rank within peer group companies:
  100th percentile rank among peers = maximum award at 200% of target
  50th percentile rank among peers = target award at grant value
  25th percentile rank among peers = threshold award at 50% of target.
  Hecla’s TSR performance versus that of peer group companies will be based on average share price over the last sixty calendar days prior to January 1, 2012, as the base price and average share price the last sixty calendar days of the three-year performance period to determine relative share value performance and ranking among peers.
3.	Represents the potential value of the payout for each NEO under the 2012-2014 LTIP period if the threshold, target or maximum goals are satisfied for all performance measures. The potential payouts are performance-driven and therefore completely at risk. The business measurements and performance goals for determining the payout are described in the “Compensation Discussion and Analysis” starting on page 37. Dollar amounts shown in this column are valued as follows: Threshold, $0; Target, $100; and Maximum, $200. As reflected in the “Summary Compensation Table,” awards were paid out in 2012 for the three-year period 2010-2012.
4.	Represents the potential value of the payout for each NEO under the 2012 AIP described on page 48. The total payout to each NEO under the 2012 AIP is described in footnote 4 to the “Summary Compensation Table”.
5.	We account for equity-based awards in accordance with the requirements of FASB ASC Topic 718, by which we recognize compensation expense of performance-based share awards to an employee based on the fair value of the award on the grant date. Compensation expense of restricted stock and restricted stock unit awards to an employee is based on the stock price at grant date. The compensation expense for restricted stock and restricted stock units is recognized over the vesting period.

Compensation Tables

The following table provides information on the current holdings of stock option and stock awards by the NEOs. This table includes unexercised and unvested stock option awards, and unvested RSUs. Each equity grant is shown separately for each NEO. The stock option prices shown were determined by using the mean between the highest and lowest reported sales prices of our common stock on the NYSE on the date of grant. The market value of the RSUs is based on the closing market price of our common stock on the NYSE as of December 31, 2012, which was $5.83. For additional information about the option awards and RSUs, see the description of equity incentive compensation in the CD&A on page ____.

Outstanding Equity Awards at Calendar Year-End for 2012

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities						Market Value of
	Underlying	Underlying				Number of Shares or		Shares or Units of
	Unexercised	Unexercised	Option			Units of Stock That		Stock That Have
	Options	Options	Exercise		Option	Have Not		Not Vested as of
	(#)	(#)	Price	Option	Expiration	Vested		12/31/12
Name	Exercisable	Unexercisable	($)	Grant Date	Date	(#)		($)
	122,616	—	9.855	5/15/08	5/15/13
	235,602	—	3.42	5/28/09	5/28/14
	137,615	—	5.52	5/5/10	5/5/15
Phillips S. Baker, Jr.
						54,870	[1]	319,892
						107,759	[2]	628,235
						107,759	[3]	628,235
	33,000	—	11.34	3/26/08	3/26/13
	13,624	—	9.855	5/15/08	5/15/13
James A. Sabala
						20,576	[1]	119,958
						70,474	[2]	410,863
	34,060	—	9.855	5/15/08	5/15/13
	65,445	—	3.42	5/28/09	5/28/14
Dr. Dean W. A. McDonald	38,226	—	5.52	5/5/10	5/5/15
						18,519	[1]	107,966
						63,363	[2]	369,406
	27,248	—	9.855	5/15/08	5/15/13
	52,356	—	3.42	5/28/09	5/28/14
Don Poirier	30,581	—	5.52	5/5/10	5/5/15
						11,660	[1]	67,978
						41,595	[2]	242,499
	—	—	—	—	—	47,845	[2]	278,936
Lawrence P. Radford						26,000	[4]	151,580
						26,000	[4]	151,580

1.	RSU awards made on June 24, 2011, under the terms of the 2010 Stock Incentive Plan. The restrictions lapse on March 14, 2014. If any NEO leaves the Company before the restrictions lapse, the NEO forfeits these RSUs. When cash dividends are paid on Hecla common stock, dividend equivalents are credited which are converted into additional RSUs, subject to the same terms and conditions (including vesting conditions) as the underlying RSUs.
2.	RSU awards made on June 25, 2012, under the terms of the KEDCP. The restrictions lapse on one-third of the shares on June 25, 2013; one-third on June 25, 2014; and one-third on June 25, 2015. When cash dividends are paid on Hecla common stock, dividend equivalents are credited which are converted into additional RSU’s subject to the same terms and conditions (including vesting conditions) as the underlying RSUs.
3.	Award of performance-based shares that will be on the basis of TSR of Hecla common stock for the three-year period from January 1, 2012 through December 31, 2014. See footnote 2 on page 60.
4.	RSU awards made on October 19, 2011. 26,000 RSUs vest on March 24, 2014, and the remaining 26,000 vest on August 5, 2016. When cash dividends are paid on Hecla common stock, dividend equivalents are credited which are converted into additional RSU’s subject to the same terms and conditions (including vesting conditions) as the underlying RSUs.

The following table shows information concerning the exercise of stock options and the number of stock awards that vested during calendar year 2012 for each of the NEOs and the value realized on the exercise of options and vesting of stock awards during calendar year 2012.

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Hecla Mining Company Notice of 2013 Annual Meeting and Proxy Statement	61

Option Exercises and Stock Vested for 2012

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)
Phillips S. Baker, Jr.	—	—	54,870[1]	—
James A. Sabala	—	—	20,823[2]	95,369
Dr. Dean W.A. McDonald	—	—	18,741[2]	85,834
Don Poirier	—	—	11,800[2]	54,044
Lawrence P. Radford	—	—	13,156[2]	60,254
			13,114[3]	85,372

1.	Mr. Baker deferred the shares into his stock account under the terms of the KEDCP. He may not receive the shares until a “Distributable Event,” as defined under the KEDCP, and will not realize value until the shares are distributed to him.
2.	The NEOs were granted these RSUs on June 24, 2011. On June 8, 2012, the restrictions lapsed and each NEO received his units in the form of shares of our common stock. The shares were acquired at a price of $4.58, which was the closing sales price of our common stock on the NYSE on June 8, 2012. Under the terms of the KEDCP, the RSUs accrued dividends until they vested and were paid in the form of shares.
3.	Mr. Radford was granted these RSUs on October 19, 2011, upon his employment with the Company. The restrictions lapsed on October 19, 2012. The shares were acquired at a price of $6.51, which was the closing price of our common stock on the NYSE on October 19, 2012. Mr. Radford accrued an additional 114 shares as accrued payment of dividends.

		# of Dividend
		Equivalent Shares
Name	# of Shares Vested	Earned
Baker	54,870	—
Sabala	20,576	247
McDonald	18,519	222
Poirier	11,660	140
Radford	26,000	270

The table below provides information on the nonqualified deferred compensation of the NEOs in 2012.

Nonqualified Deferred Compensation for 20121

	Executive	Registrant	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Aggregate
	Last FYE	Last FYE	Last FYE	Distributions[2]	Balance at Last FYE
Name	($)	($)	($)	($)	($)
Phillips S. Baker, Jr.	—	—	—	—	—
James A. Sabala	—	—	—	—	—
Dr. Dean W. A. McDonald[2]	—	—	—	—	—
Don Poirier[2]	—	—	—	—	—
Lawrence P. Radford	—	—	—	—	—

1.	No cash compensation was deferred by NEOs in 2012.
2.	Canadian employees are not eligible to participate in our deferred compensation plan.

Pursuant to the Company’s KEDCP, executives and key employees, including the NEOs, may defer awards earned under the LTIP, AIP and any RSUs granted under the terms of the KEDCP. Deferral elections are made by eligible executives in the prior year for amounts to be earned (or granted with regard to long-term stock grants) in the following year. An executive may defer all or a portion of his or her annual non-equity incentive compensation, long-term stock unit grants, awards under the KEDCP, up to 100% of their base compensation and up to 100% of their performance-based or bonus compensation. The KEDCP also provides for corporate matching amounts where the participants elect to have their deferred compensation value based on our common stock in order to promote alignment of the participants with our common shareholders. It also provides for corporate discretionary allocations of amounts valued by our common stock.

Amounts deferred under the KEDCP are initially credited to either an investment account or a stock account. Amounts credited to the investment account of a participant under the KEDCP are valued in dollars and are delivered to the participant in cash upon a distributable event. Amounts credited to the stock account of a participant are valued based upon our common stock and are delivered to the participant in shares of our common stock upon a distributable event.

Compensation Tables

As of the end of the last day of each calendar month, an additional amount is credited to the investment account of the participant equal to the product of (i) the average daily balance of the investment account for the month, multiplied by (ii) the annual prime rate for corporate borrowers quoted at the beginning of the quarter by The Wall Street Journal (or such other comparable interest rate as the Compensation Committee may designate from time-to-time).

The amounts credited to the investment or stock account of a participant under the KEDCP are distributable or payable, in general, upon the earliest to occur of one or more of the following distribution events: (i) the date on which the participant separates from service with us, with the right to a distribution delayed for six months for certain “specified employees”; (ii) the date on which the participant separates from service with us due to “disability” which is defined in Section 409A of the Internal Revenue Code; (iii) the date on which the participant dies; (iv) a fixed date or fixed schedule selected by the participant; (v) the date on which occurs an “unforeseeable emergency,” which is defined in Section 409A of the Internal Revenue Code; (vi) the date on which occurs a “change-in-control” of the

Company, which is defined in regulations issued by the Internal Revenue Service; and (vii) the date on which the KEDCP terminates.

The KEDCP is at all times considered to be entirely unfunded both for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended, and no provision will at any time be made with respect to segregating our assets for the payment of any amounts under the KEDCP. Any funds that may be invested for purposes of fulfilling our promises under the KEDCP are for all purposes to be part of our general assets and available to general creditors in the event of a bankruptcy or insolvency of the Company. Nothing contained in the KEDCP will constitute a guarantee by us that any funds or assets will be sufficient to pay any benefit under the KEDCP.

Prior to November 6, 2006, in accordance with the terms of the KEDCP, the Compensation Committee could permit participants to purchase discounted stock option units. The KEDCP was amended on November 6, 2006, and as a result, discounted stock option units can no longer be purchased.

Employment Agreements, Change-in-Control and Termination

We have Employment Agreements (collectively, the “Employment Agreements”) with our NEOs (i.e., Messrs. Baker, Sabala, McDonald, Poirier and Radford).

The Employment Agreements were recommended to the Board by the Compensation Committee and were approved by the Board on the basis of such recommendation. The Employment Agreements provide that each of the NEOs shall serve in such executive position as the Board may direct. The Employment Agreements become effective only upon a “change-in-control” of the Company (the date of such change-in-control is referred to as the “Effective Date”). The term of employment under the Employment Agreements executed before October 2011 was three years from the Effective Date. The term of employment under Employment Agreements executed since October 2011 (i.e., Mr. Radford) was changed to two years from the Effective Date. The Employment Agreements have a change-in-control period of three years (one year for Agreements executed since October 2011), and this period is automatically renewed for an additional year from the anniversary date of each year unless we give notice of nonrenewal 60 days prior to the renewal date. Under the Employment Agreements, a change-in-control is, with certain limitations, deemed to occur if: (i) a person (including a “group” under Section 13d-3 of the Exchange Act) becomes the beneficial owner of 20%

or more of the voting power of the Company; (ii) as the result of a tender offer, merger, proxy fight or similar transaction, the persons who were previously directors of the Company cease to constitute a majority of the Board; (iii) consummation of the sale of all, or substantially all, of the assets of the Company (with certain limitations); or (iv) the approval of a plan of dissolution or liquidation.

The Employment Agreements are intended to ensure, among other things that, in the event of a change-in-control, each NEO will continue to focus on adding shareholder value. We seek to accomplish this by assuring that each NEO continues to receive payments and other benefits equivalent to those he was receiving at the time of a change-in-control for the duration of the term of the Employment Agreement. The Employment Agreements also provide that should a NEO’s employment be terminated either (i) by the NEO for good reason, or (ii) by the Company (other than for cause or disability) after the Effective Date of the Employment Agreement, he would receive from us a lump-sum defined amount generally equivalent to three times the aggregate of his then annual base salary rate and his highest annual incentive payment prior to the Effective Date. For Employment Agreements executed beginning October 2011, the lump-sum defined amount is generally equivalent to two times.

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Hecla Mining Company Notice of 2013 Annual Meeting and Proxy Statement	63

Compensation Tables

The NEOs would also be entitled to lump-sum payments representing the difference in pension and supplemental retirement benefits to which they would be entitled on (i) the date of actual termination, and (ii) the end of the three-year employment period under the Employment Agreements. We would also maintain such NEO’s participation in all benefit plans and programs (or provide equivalent benefits if such continued participation was not possible under the terms of such plans and programs). Multiples of two apply to Employment Agreements executed beginning October 2011.

A NEO whose employment has terminated would not be required to seek other employment in order to receive the defined benefits. The Employment Agreements executed before October 2011 also provide that under certain limited circumstances we will make an additional gross-up payment if necessary to place the NEO in the same after-tax position as if no excess tax were imposed by the Internal Revenue Code. Employment Agreements executed since October 2011 apply a “Best Net After Tax Payment,” which reduces the amount received by the NEO upon a change-in-control if the NEO would receive a greater after-tax benefit than he would receive if full severance benefits were paid, taking into account all applicable taxes including any excise tax. See “Payments Made Upon a Change-in-Control” below.

The table starting on page 66 reflects the amount of compensation to each of the NEOs in the event of termination of such NEO’s employment under the terms of the NEO’s Employment Agreement. That table also shows the amount of compensation payable to each NEO upon voluntary termination; involuntary not for cause termination; for cause termination; termination following a change-in-control; and in the event of disability or death of the NEO. The amounts shown assume that such termination was effective as of December 31, 2012, and thus includes amounts earned through such time, and are estimates of the amounts which would be paid out to the NEOs upon their termination. The actual amounts to be paid out can only be determined at the time of such NEO’s separation from Hecla.

Payments Made Upon Termination. For voluntary and involuntary not for cause terminations, NEOs may receive: (i) a prorated portion of short-term performance compensation; (ii) any amounts due under matured long-term performance compensation plans; (iii) one month of health and welfare benefits; and (iv) any earned, but unused vacation. Neither of these terminations would impact their vested retirement plans and the 401(k) match would be deposited in their accounts.

Payments Made Upon Retirement. The NEOs could receive a prorated portion of any short-term performance compensation and a prorated portion of any long-term compensation in effect at the time of their retirement. They would also receive one month of health and welfare benefits and any earned, but unused vacation and the 401(k) match would be deposited in their accounts. As of December 31, 2012, none of the NEOs are eligible for early or regular retirement.

Payments Made Upon Death or Disability. Upon death or disability, the NEOs would receive a prorated portion of any short-term performance compensation, as well as a prorated portion of any long-term compensation plans in which the NEO was a participant. In both cases, retirement would be reduced in accordance with the terms of the plans and, in the case of death, the surviving spouse or other beneficiary would receive the payments. They would also receive one month of health and welfare benefits and any accrued, but unused vacation and the 401(k) match would be deposited in their accounts.

Payments Made Upon a Change-in-Control. If a change-in-control occurs as defined in the NEOs’ Employment Agreements, they would be eligible for a prorated portion of any short-term performance compensation and a prorated portion of any long-term performance compensation as though they had been employed for an additional three years. They would also receive three years of health and welfare benefits and disability and life insurance premiums would be paid. In addition to any earned, but unused vacation, they would be eligible for up to $20,000 in outplacement assistance and the 401(k) match would be deposited in their accounts. Payment would be as if they had been employed for an additional two years for Employment Agreements executed beginning October 2011.

The Employment Agreements provide for specified payments and other benefits if the NEO’s employment is terminated either (i) by the NEO for good reason, or (ii) by Hecla or its successor other than for cause, death or disability, within the three years following a change-in-control, or prior to a change-in-control if it can be demonstrated that the termination was related to a potential change-in-control. These payments and benefits include the following:

  all accrued obligations;
  lump-sum payment equal to three times the sum of the NEO’s then annual base salary and the NEO’s highest annual and long-term incentive payment for the three years prior to the change-in-control, with multiples of two years on Employment Agreements executed beginning October 2011;

Compensation Tables

  lump-sum payment equal to the difference in the Retirement Plan and Supplemental Plan benefits to which the NEO would be entitled on (i) the date of actual termination, and (ii) three years later (two years later for Employment Agreements executed beginning October 2011); and
  the continued participation for three years in all of Hecla’s benefits plans and programs (or provision of equivalent benefits if such continued participation was not possible under the terms of such plans and programs).

In addition, our equity compensation plans provide for immediate vesting of all stock options and restricted stock awards in the event of a change-in-control. Also, the LTIP will pay out a prorated award based on target performance, regardless of actual performance. However, this payment directly offsets the cash severance payment by the same amount. These plan provisions enable the executives to recognize the value of their long-term contribution to Hecla and not affect management decisions following termination.

The Employment Agreements executed before October 2011, with our current NEOs provide that in the event that (i) a payment qualifies as an “excess parachute payment” under Section 280G of the Internal Revenue Code and is therefore subject to an excise tax, and (ii) the value of the “excess parachute payment” exceeds 110% of the safe harbor amount, then we will make an additional gross-up payment to place the NEO in the same after-tax position as if no excise tax were imposed. If the value of the “excess parachute payment” does not exceed 110% of the safe harbor amount, then no gross-up payment will be made to the NEO. The intent of this provision is to limit the exposure of Hecla and the NEOs to the “excess parachute payment” rules. Employment Agreements executed since October 2011 apply a “Best Net After Tax Payment,” which reduces the amount received by the NEO upon a change-in-control if the NEO would receive a greater after-tax benefit than he would receive if full severance benefits were paid, taking into account all applicable taxes including any excise tax.

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Hecla Mining Company Notice of 2013 Annual Meeting and Proxy Statement	65

Potential Payments Upon Termination or Change-in-Control

				Termination
		Involuntary		Following a
	Voluntary	Not For Cause	For Cause	Change-in-
	Termination	Termination	Termination	Control	Disability	Death
	on	on	on	on	on	on
Executive Benefits and	12/31/12	12/31/12	12/31/12	12/31/12	12/31/12	12/31/12
Payments Upon Termination	($)	($)	($)	($)	($)	($)
Phillips S. Baker, Jr.
Short-term Performance Compensation	605,000	605,000	–	2,002,500 [1]	605,000	605,000
Stock Options	–	–	–	–	–	–
Restricted Stock	–	–	–	979,305	–	–
Long-term Performance Compensation	750,000	750,000	750,000	3,360,000 [2]	1,575,000	1,575,000
Benefits & Perquisites:
Retirement Plans[3]	2,674,943	2,674,943	2,674,943	4,273,760	5,061,065	3,786,362
Deferred Compensation[4]	–	–	–	–	–	–
Health and Welfare Benefits[5]	1,822	1,822	1,822	65,592	1,822	1,822
Disability Income[6]	–	–	–	–	1,138,803	–
Life Insurance Benefits[7]	–	–	–	11,103	–	325,000
Change-in-Control Payment[8]	–	–	–	1,650,000	–	–
Earned Vacation Pay[9]	42,308	42,308	42,308	42,308	42,308	42,308
Outplacement	–	–	–	20,000	–	–
Total	4,074,073	4,074,073	3,469,073	12,404,568	8,423,998	6,335,492
James A. Sabala
Short-term Performance Compensation	292,050	292,050	–	911,250 [1]	292,050	292,050
Stock Options	–	–	–	–	–	–
Restricted Stock	–	–	–	327,000	–	–
Long-term Performance Compensation	260,000	260,000	260,000	1,050,000 [2]	566,666	566,666
Benefits & Perquisites:
Retirement Plans[3]	528,293	528,293	528,293	1,032,159	675,042	552,318
Deferred Compensation[4]	–	–	–	–	–	–
Health and Welfare Benefits[5]	1,822	1,822	1,822	65,592	1,822	1,822
Disability Income[6]	–	–	–	–	766,911	–
Life Insurance Benefits[7]	–	–	–	10,837	–	325,000
Change-in-Control Payment[8]	–	–	–	990,000	–	–
Earned Vacation Pay[9]	19,038	19,038	19,038	19,038	19,038	19,038
Outplacement	–	–	–	20,000	–	–
Total	1,101,203	1,101,203	809,153	4,425,876	2,321,529	1,756,894
Dr. Dean W.A. McDonald
Short-term Performance Compensation	177,840	177,840	–	546,750 [1]	177,840	177,840
Stock Options	–	–	–	–	–	–
Restricted Stock	–	–	–	294,000	–	–
Long-term Performance Compensation	160,000	160,000	160,000	780,000 [2]	363,331	363,331
Benefits & Perquisites:
Retirement Plans[3]	481,727	481,727	481,727	822,566	723,495	570,557
Deferred Compensation[4]	–	–	–	–	–	–
Health and Welfare Benefits[5]	–	–	–	–	–	–
Disability Income[6]	–	–	–	–	581,301	–
Life Insurance Benefits[7]	–	–	–	8,478	–	189,000
Change-in-Control Payment[8]	–	–	–	780,000	–	–
Earned Vacation Pay[9]	15,000	15,000	15,000	15,000	15,000	15,000
Outplacement	–	–	–	20,000	–	–
Total	834,567	834,567	656,727	3,266,794	1,860,967	1,315,728

Compensation Tables

				Termination
		Involuntary		Following a
	Voluntary	Not For Cause	For Cause	Change-in-
	Termination	Termination	Termination	Control	Disability	Death
	on	on	on	on	on	on
Executive Benefits and	12/31/12	12/31/12	12/31/12	12/31/12	12/31/12	12/31/12
Payments Upon Termination	($)	($)	($)	($)	($)	($)
Don Poirier
Short-term Performance Compensation	132,000	132,000	–	420,000 [1]	132,000	132,000
Stock Options	–	–	–	–	–	–
Restricted Stock	–	–	–	193,000	–	–
Long-term Performance Compensation	160,000	160,000	160,000	720,000 [2]	346,666	346,666
Benefits & Perquisites:
Retirement Plans[3]	331,242	331,242	331,242	583,217	581,214	442,317
Deferred Compensation[4]	–	–	–	–	–	–
Health and Welfare Benefits[5]	326	326	326	11,736	326	326
Disability Income[6]	–	–	–	–	657,470	–
Life Insurance Benefits[7]	–	–	–	8,460	–	200,000
Change-in-Control Payment[8]	–	–	–	660,000	–	–
Earned Vacation Pay[9]	12,692	12,692	12,692	12,692	12,692	12,692
Outplacement	–	–	–	20,000	–	–
Total	636,260	636,260	504,260	2,629,105	1,730,368	1,134,001
Lawrence P. Radford
Short-term Performance Compensation	269,280	269,280	–	538,560 [1]	269,280	269,280
Stock Options	–	–	–	–	–	–
Restricted Stock	–	–	–	222,000	–	–
Long-term Performance Compensation	91,700	91,700	91,700	183,400 [2]	285,031	285,031
Benefits & Perquisites:
Retirement Plans[3]	41,640	41,640	41,640	122,408	84,812	62,414
Deferred Compensation[4]	–	–	–	–	–	–
Health and Welfare Benefits[5]	1,822	1,822	1,822	43,728	1,822	1,822
Disability Income[6]	–	–	–	–	1,195,367	–
Life Insurance Benefits[7]	–	–	–	10,838	–	325,000
Change-in-Control Payment[8]	–	–	–	660,000	–	–
Earned Vacation Pay[9]	19,038	19,038	19,038	19,038	19,038	19,038
Outplacement	–	–	–	20,000	–	–
Total	423,480	423,480	154,200	1,819,972	1,855,350	962,585

1.	Represents three times the highest annual incentive payment paid in the last three years for Messrs. Baker, Sabala, McDonald and Poirier. Represents two times the highest annual incentive payment paid in the last three years for Mr. Radford.
2.	Represents three times the highest long-term incentive payment paid in the last three years for Messrs. Baker, Sabala, McDonald and Poirier. Represents two times the highest long-term incentive payment paid in the last three years for Mr. Radford.
3.	Reflects the estimated lump-sum present value of qualified and nonqualified retirement plans to which the NEO would be entitled. None of the NEOs qualify for early or regular retirement on December 31, 2012, under our retirement plan.
4.	Reflects the lump-sum present value held in the NEO’s account under our KEDCP as of December 31, 2012.
5.	Reflects the estimated lump-sum value of all future premiums, which will continue to be paid by the Company on behalf of Messrs. Baker, Sabala, McDonald and Poirier under our health and welfare benefit plans for three years upon change-in-control and for one month otherwise. Reflects the estimated lump-sum value of all future premiums, which will continue to be paid by the Company on behalf of Mr. Radford under our health and welfare benefit plans for two years upon change-in-control and for one month otherwise.
6.	Reflects the estimated lump-sum present value of all future payments, which the NEO would be entitled to receive under our disability program.
7.	Reflects the estimated lump-sum value of the cost of coverage for life insurance provided by us to the NEO; provided, however, that the amount reflected under the heading “Death” reflects the estimated present value of the proceeds payable to the NEO’s beneficiaries upon his death.
8.	Represents three times annual base salary for Messrs. Baker, Sabala, McDonald and Poirier. Represents two times annual base salary for Mr. Radford.
9.	Represents lump-sum payment of earned vacation time accrued.

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Hecla Mining Company Notice of 2013 Annual Meeting and Proxy Statement	67

Equity Compensation Plan Information

As of December 31, 2012, the Company has three equity incentive compensation plans that have been approved by the shareholders under which shares of the Company’s common stock have been authorized for issuance to directors, officers, employees, and consultants. All outstanding awards relate to our Common Stock.

	Number of Securities to	Weighted-Average	Number of Securities
	Be Issued Upon Exercise	Exercise Price	Remaining Available for
	of Outstanding Options,	of Outstanding Options,	Future Issuance Under
	Warrants and Rights	Warrants and Rights	Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders:
2010 Stock Incentive Plan	–	N/A	19,605,740
1995 Stock Incentive Plan[1]	938,408	6.23	–
Stock Plan for Nonemployee Directors	–	N/A	622,685
Key Employee Deferred Compensation Plan	–	N/A	1,325,012
Equity Compensation Plans Not Approved by Security Holders	–	–	–
Total	938,408	6.23	21,553,437

1.	The 1995 Stock Incentive Plan expired on May 5, 2010. No additional stock options or restricted stock can be granted under this plan. However all outstanding stock options and restricted stock granted under this plan will continue to be governed by the provisions of the plan.

Other Benefits

Retirement Plan

Our NEOs participate in the Hecla Mining Company Qualified Retirement Plan (the “Retirement Plan”), which covers substantially all of our employees, except for certain hourly employees who are covered by separate plans. Contributions to the Retirement Plan, and the related expense or income, are based on general actuarial calculations and, accordingly, no portion of our contributions, and related expenses or income, is specifically attributable to our officers. We also have an unfunded Supplemental Excess Retirement Plan adopted in November 1985 (the “SERP”) under which the amount of any benefits not payable under the Retirement Plan by reason of the limitations imposed by the Internal Revenue Code and/or the Employee Retirement Income Security Act, as amended (the “Acts”), and the loss, if any, due to a deferral of salary made under our KEDCP and/or our 401(k) Plan will be paid out of our general funds to any employee who may be adversely affected. Under the Acts, the current maximum annual pension benefit payable by the Retirement Plan to any employee is $200,000 subject to specified adjustments and is calculated using earnings not in excess of $250,000. Upon reaching the normal retirement age of 65, each participant is eligible to receive annual retirement benefits in monthly installments for life equal to, for each year of credited service, 1% of final average annual earnings (defined as the highest average earnings of such employee for any 36 consecutive calendar months during the final 120 calendar months of service) up to the applicable covered compensation level (which level is based on the Social Security maximum taxable wage base) and 1.75% of the difference, if any, between final average annual earnings and the applicable covered compensation level. The Retirement Plan and SERP define earnings for purposes of the plans to be “a wage or salary for services of employees inclusive of any bonus or special pay including gain sharing programs, contract miners’ bonus pay and the equivalent.”

The following table shows estimated aggregate annual benefits under our Retirement Plan and the SERP payable upon retirement to a participant who retires in 2012 at age 65 having the years of service and final average annual earnings as specified. The table assumes Social Security covered compensation levels as in effect on January 1, 2012.

Other Benefits

Estimated Annual Retirement Benefits

Final Average	Years of Credited Service
Annual Earnings
	5	10	15	20	25	30	35
$100,000	$6,230	$12,460	$18,960	$24,920	$31,150	$37,380	$43,610
150,000	10,605	21,210	31,815	42,420	53,025	63,630	74,235
200,000	14,980	29,960	44,940	59,920	74,900	89,880	104,860
250,000	19,355	38,710	58,065	77,420	96,775	116,130	135,485
300,000	23,730	47,460	71,190	94,920	118,650	142,380	166,110
350,000	28,105	56,210	84,315	112,420	140,525	168,630	196,735
400,000	32,480	64,960	97,440	129,920	162,400	194,880	227,360
450,000	36,855	73,710	110,565	147,420	184,275	221,130	257,985
500,000	41,230	82,460	123,690	164,920	206,150	247,380	288,610
550,000	45,605	91,210	136,815	192,420	228,025	273,630	319,235
600,000	49,980	99,960	149,940	199,920	249,900	299,880	349,860
650,000	54,355	108,710	163,065	217,420	271,775	326,130	380,485
700,000	58,730	117,460	176,190	234,920	293,650	352,380	411,110
750,000	63,105	126,210	189,315	252,420	315,525	378,630	441,735
800,000	67,480	134,960	202,440	269,920	337,400	404,880	472,360
850,000	71,855	143,710	215,565	287,420	359,275	431,130	502,985
900,000	76,230	152,460	228,690	304,920	381,150	457,380	533,610
950,000	80,605	161,210	241,815	322,420	403,025	483,630	564,235
1,000,000	84,980	169,960	254,940	339,920	424,900	509,880	594,860

Benefits listed in the pension table are not subject to any deduction for Social Security or other offset amounts. As of December 31, 2012, the following executive officers have completed the indicated number of full years of credited service: P. Baker, 11 years; D. McDonald, 6-years; D. Poirier, 5 years; Lawrence P. Radford, 1 year; and J. Sabala, 4 years.

Pension Benefits

The following table shows pension information under the Hecla Mining Company Retirement Plan and the SERP for the NEOs as of December 31, 2012. The terms and conditions for participation in, and payments from these plans are described above under “Other Benefits.” The actuarial present value of accumulated benefit is determined using the same assumptions used for financial reporting purposes except that retirement age is assumed to be the normal retirement age of 65. These assumptions are described in the pension footnotes to our financial statements combined in our Annual Report to shareholders and on Form 10-K.

			Present Value of	Payments
		Number of Years	Accumulated	During Last
		Credited Service	Benefit	Calendar Year
Name	Plan Name	(#)	($)	($)
Phillips S. Baker, Jr.	Hecla Mining Company Retirement Plan	11	274,547	–
	Hecla Mining Company Supplemental Excess Retirement Plan		2,400,396	–
Dr. Dean W.A. McDonald	Hecla Mining Company Retirement Plan	6	171,684	–
	Hecla Mining Company Supplemental Excess Retirement Plan		310,043	–
Don Poirier	Hecla Mining Company Retirement Plan	5	135,306	–
	Hecla Mining Company Supplemental Excess Retirement Plan		195,936	–
Lawrence P. Radford	Hecla Mining Company Retirement Plan	1	26,271	–
	Hecla Mining Company Supplemental Excess Retirement Plan		15,369	–
James A. Sabala	Hecla Mining Company Retirement Plan	4	143,390	–
	Hecla Mining Company Supplemental Excess Retirement Plan		384,903	–

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Hecla Mining Company Notice of 2013 Annual Meeting and Proxy Statement	69

Other Business

As of the date of this Proxy Statement, the Board is not aware of any matters that will be presented for action at the Annual Meeting other than those described above.

However, should other business properly be brought before the Annual Meeting, the proxies will be voted thereon at the discretion of the persons acting thereunder.

By Order of the Board of Directors

Michael B. White
Corporate Secretary

April 3, 2013

Meeting to be held at:

Rosewood Hotel Georgia
801 West Georgia St.
Vancouver, British Columbia

Rosewood Hotel Georgia is located at the corner of Georgia and Howe Streets in downtown Vancouver. Note: If you are arriving to the hotel by vehicle and plan to use GPS navigation please note that the porte cochere/vehicle arrival is located at 667 Howe Street, Vancouver. Please input this address versus 801 West Georgia Street, Vancouver.

Driving Directions

  From the Vancouver International Airport
  Leave the airport, follow Grant McConachie Way, which leads onto the Arthur Laing Bridge and eventually turns into Granville Street.
  Continue north along Granville Street and cross the Granville Street Bridge (while merging into the right-hand driving lane) into downtown Vancouver.
  Stay in the right lane and take the Seymour Street exit and continue along Seymour Street for eight blocks.
  Turn left onto Dunsmuir Street, continue two blocks and turn left onto Howe Street.
  Merge to the right-hand driving lane and enter the hotel's porte cochere entrance on the right-hand side of the 600 block of Howe Street at the base of the tall tower.
  From U.S. Border via I-5
  Upon crossing the border from Washington State, I-5 becomes Highway 99. Follow Highway 99 north for approx. 45 minutes, crossing the Oak Street Bridge and continuing on Oak Street.
  Turn left on 41st Avenue and follow 41st Avenue to Granville Street.
  Turn right on Granville Street and continue north crossing the Granville Street Bridge (while merging into the right-hand driving lane) into downtown Vancouver.
  Stay in the right lane and take the Seymour Street exit and continue along Seymour Street for eight blocks.
  Turn left onto Dunsmuir Street, continue two blocks and turn left onto Howe Street.
  Merge to the right-hand driving lane and enter the hotel's porte cochere entrance on the right-hand side of the 600 block of Howe Street at the base of the tall tower.
For other directions, please contact the Rosewood Hotel Georgia at 604-682-5566.

HECLA MINING COMPANY
6500 N. MINERAL DRIVE
SUITE 200
COEUR D' ALENE, ID 83815

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
					For All	Withhold All	For All Except
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors				☐	☐	☐
	Nominees

01	Ted Crumley	02	Terry V. Rogers	03	Charles B. Stanley

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR proposals 2. and 3.		For	Against	Abstain
2.	Advisory resolution to approve executive compensation.	☐	☐	☐

3.	PROPOSAL to ratify and approve the selection of BDO USA, LLP, as independent auditors of the Company for the calendar year ending December 31, 2013.	☐	☐	☐

NOTE: With discretionary authority upon such other matters that may properly come before the meeting including any adjournment or postponement.

NOTE: The Proxy must be signed exactly as your name or names appear on this card. Executors, administrators, trustees, partners, etc., should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer(s), who should specify the title(s) of such officer(s).

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

HECLA MINING COMPANY
6500 N. Mineral Drive, Suite 200
Coeur d’Alene, Idaho 83815-9408

PROXY SOLICITED ON BEHALF OF	ANNUAL MEETING OF SHAREHOLDERS
THE BOARD OF DIRECTORS	MAY 15, 2013

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE
NOMINEES FOR DIRECTOR LISTED IN ITEM 1 AND "FOR" PROPOSALS 2 AND 3.

The undersigned, revoking any previous proxies, hereby appoints PHILLIPS S. BAKER, JR. and MICHAEL B. WHITE, and each of them, proxies of the undersigned, with full power of substitution, to attend the Company's Annual Meeting of Shareholders on May 15, 2013, and any adjournments or postponements thereof, and there to vote the undersigned's shares of Common Stock of the Company on the following matters as described in the Board of Directors Proxy Statement for such meeting, a copy of which has been received by the undersigned.

Continued and to be signed on reverse side